Exhibit 10.2

TRANSACTION AGREEMENT

dated as of

September 28, 2017

between

INVESCO LTD.

and

GUGGENHEIM CAPITAL, LLC

Exhibit 10.2

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

1.01 . Definitions	5

. Other Definitional and Interpretative Provisions	19
ARTICLE 2
PURCHASE AND SALE

. Purchase and Sale	20

. Closing	20

. Closing Revenue Run-Rate Purchase Price Adjustment.	21

. True-Up	21

Purchase Price Allocation	22
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

. Organization and Qualification	23

. Ownership	24

. Corporate Authority	24

. Binding Effect	24

. Governmental Consents and Approvals	24

. Non-Contravention	25

. Legal Proceedings.	26

. Organization and Qualification	26

. Capitalization	26

. Financial Information	27

. Absence of Undisclosed Liabilities	28

. Taxes.	28

. Employee Benefits.	29

. Permits	30

. Intellectual Property	31

. Labor	32

. Contracts	33

. Absence of Changes	36

. Compliance with Laws	37

. Assets Under Management; Investment Advisory Activities.	38

. ETF Funds	40

. Property	45

. [Intentionally Omitted]	45

. Sufficiency of Assets.	45

. Finders’ Fees	46

i

Exhibit 10.2

. Insurance	46

. Affiliate Arrangements	46

. Filings	46

. No Other Representations	46
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

. Organization and Qualification	47

. Corporate Authorization	47

. Consents and Approvals	47

. Non-Contravention	48

. Binding Effect	48

. Financial Capability	49

. Investment Purpose	49

. Information in Proxy and Consent Solicitation Materials	49

. Section 15(f) of the Investment Company Act	50

. Filings	50

. Compliance with Laws	50

. Finders’ Fees	50

. Legal Proceedings	51

. No Other Representations	51
ARTICLE 5
COVENANTS OF SELLER

. Conduct of the ETFs Business.	51

. Access to Information	56

. Non-Solicitation of Alternative Transactions.	57

. Resignations	58

. Non-Solicit; Non-Competition	58

U.S. Person Certificate.	59

Trademarks; Tradenames.	59

Credit Documents	59
ARTICLE 6
COVENANTS OF BUYER

. Access to Information	59

. Trademarks; Tradenames	60
ARTICLE 7
COVENANTS OF BUYER AND SELLER

. Reasonable Best Efforts; Further Assurances	61

. Certain Filings	62

. Public Announcements	62

. Intercompany Accounts and Agreements	62

Exhibit 10.2

ETF Fund Consents.	63

. Section 15(f)	66

. Certain Post-Closing Filings	67

. Notices of Certain Events	67

. WARN Act	68

. Confidentiality.	68

Restructuring	70
Section 7.12 .Pro-Ration    70
ARTICLE 8
TAX MATTERS

Allocation of Taxes	71

Straddle Period	71

Apportioned Obligations	72

Transfer Taxes	72

Cooperation on Tax Matters	73

Post-Closing Actions	73

Termination of Tax Sharing Agreements	73
ARTICLE 9
EMPLOYEE MATTERS AND BENEFITS

ETFs Business Employees.	73

Employee Matters.	75

. No Amendment; No Third-Party Beneficiaries	77
ARTICLE 10
CONDITIONS TO CLOSING

. Conditions to Obligations of Buyer and Seller	78

. Conditions to Obligation of Buyer	78

. Conditions to Obligation of Seller	79
ARTICLE 11
SURVIVAL; INDEMNIFICATION

. Survival	80

. Indemnification.	81

. Third Party Claim Procedures.	83

. Tax Contest.	84

. Direct Claim Procedures	84

. Calculation of Damages	85

. Assignment of Claims	85

. Exclusivity	86

Exhibit 10.2

ARTICLE 12
TERMINATION

. Grounds for Termination	86

. Effect of Termination	87
ARTICLE 13
MISCELLANEOUS

. Notices	87

. Amendments and Waivers	88

. Expenses	88

. Successors and Assigns	89

. Governing Law	89

. Jurisdiction	89

. WAIVER OF JURY TRIAL	90

. Counterparts; Effectiveness; Third Party Beneficiaries	90

. Entire Agreement	90

. Severability	90

. Disclosure Schedules	91

. Specific Performance	91

TABLE OF EXHIBITS

Exhibit A    Form of Transition Services Agreement
Exhibit B    Base Revenue Schedule
Exhibit C    Form of Index Data Agreement
Exhibit D    Form of Fund Reorganization Agreement

Exhibit 10.2

TRANSACTION AGREEMENT
TRANSACTION AGREEMENT (this “Agreement”) dated as of September 28, 2017 between Invesco Ltd., a Bermuda corporation (“Buyer”), and Guggenheim Capital, LLC, a Delaware limited liability company (“Seller”).
W I T N E S S E T H :
WHEREAS, Seller and certain of its wholly-owned Subsidiaries are engaged in the business of creating, distributing, operating, sponsoring and advising the ETF Funds and of creating, publishing, managing and disseminating the proprietary indexes utilized by the ETF Funds or under development (or developed but not commercialized) as of the Closing Date (as conducted as of the date hereof and as of the Closing Date, the “ETFs Business”);
WHEREAS, certain of Seller’s wholly-owned Subsidiaries are the record and beneficial owners of 100% of the issued and outstanding membership interests (the “Membership Interests”) of Accretive Asset Management, LLC, a Washington limited liability company, and Guggenheim Specialized Products, LLC, a Delaware limited liability company (together, the “Transferred Entities”), which are engaged in the ETFs Business; and
WHEREAS, Seller desires to cause such Subsidiaries to sell, and Buyer desires to purchase from such Subsidiaries of Seller, 100% of the outstanding Membership Interests, together with the other assets primarily used in or relating to the ETFs Business (which will be contributed to the Transferred Entities pursuant to the Restructuring), upon the terms and subject to the conditions hereinafter set forth;
ACCORDINGLY, in consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.    Definitions. (a) As used herein, the following terms have the following meanings:
“40 Act ETF Funds” means the ETF Funds other than the CurrencyShares Funds.
“Adjusted Assets Under Management” as of any date means the sum, for any ETF Fund in question as of such date, of the amount, expressed in U.S. dollars, of assets under management for each such ETF Fund as of such date valued as follows:

Exhibit 10.2

(a)    for purposes of calculating the Base Revenue Run-Rate as of the Base Date, in the same manner as provided for the calculation of base investment management fees payable in respect of each such ETF Fund pursuant to the terms of the Existing ETF Contracts applicable to such ETF Fund; and
(b)    for purposes of calculating the Closing Revenue Run-Rate as of the Closing Measurement Date, as of the Closing Date or as of the BulletShares ETF Measurement Date, as applicable, as the amount calculated pursuant to subsection (a) above, (i) increased by a positive amount equal to additions, contributions and reinvestments actually funded to such ETF Fund (including any ETF Fund launched after the Base Date) after the Base Date and on or prior to the Closing Measurement Date, the Closing Date or the BulletShares ETF Measurement Date, as applicable, (ii) decreased by terminations, withdrawals, redemptions and repurchases actually funded out of each such ETF Fund after the Base Date and prior to the Closing Measurement Date, the Closing Date or the BulletShares ETF Measurement Date, as applicable, and (iii) decreased by the amount of any Contingent Account; provided, however, in the case of both clauses (a) and (b) hereof (other than clauses (D), (E) and (F) below, which shall relate solely to clause (b)):

(A)
additions, contributions and reinvestments shall be taken into account only when actually funded and withdrawals, redemptions and repurchases shall be taken into account when they are actually funded out of such ETF Fund;

(B)	any assets under management for any ETF Fund for which the ETFs Business acts as investment adviser, sub-adviser, sponsor, manager or other similar capacity shall be counted only once;

(C)
any assets under management for any set of ETF Funds one of which invests in the other shall be counted only once if the ETFs Business acts as investment adviser to both, except to the extent that an investment management fee is payable to the ETFs Business in respect of each such multiple ETF Funds and including such amount is required to reflect revenues generated by the ETFs Business and does not result in double-counting;

(D)
to the extent any addition, contribution, reinvestment, withdrawal, redemption or repurchase after the Base Date is made in a currency other than U.S. dollars, for purposes of clause (b) hereof, such amount shall be converted to U.S. dollars at the currency exchange rate on the date of any such contribution, reinvestment, withdrawal, redemption or repurchase;

Exhibit 10.2

(E)
for the avoidance of doubt, the calculation of Adjusted Assets Under Management shall be made in a manner that excludes any increase or decrease in assets under management resulting from market appreciation or depreciation or currency fluctuations (except to the extent covered by clause (D) above) from and after the Base Date (or in the case of an ETF Fund established after the Base Date, from and after the date such ETF Fund is established); and

(F)
in the event of a Fund Change Announcement in respect of any ETF Fund, then Adjusted Assets Under Management for any such ETF Fund shall be deemed to be fixed at the amount thereof immediately prior to any such announcement rather than as of the Closing Measurement Date or Closing Date; provided, further, that in the event of a Fund Change Announcement in respect of any BulletShares-branded ETF Fund, the parties will reasonably agree on the manner for calculating Adjusted Assets Under Management and Closing Revenue Run-Rate that equitably gives effect to the economic arrangements contemplated by the second proviso of Section 2.04(a).

“Adjustment Factor” means an amount equal to the Base Purchase Price divided by the Base Revenue Run-Rate.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Notwithstanding anything in this Agreement to the contrary, in no event shall any ETF Fund of, or managed by, any Person be considered to be an Affiliate of such Person.
“Ancillary Agreement” means each of the Transition Services Agreement and the Index Data Agreement.
“Antitrust Laws” mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Assignment Requirements” means, with respect to any Existing ETF Contract, the necessary consents and approvals (if any) under applicable Law and under such Existing ETF Contract to (i) in the case of a 40 Act ETF Fund, effect a Fund Merger or (ii) in the case of a CurrencyShares Fund, allow a CurrencyShares Sponsor Continuation to occur, in each case as contemplated by Section 7.05, and, with respect to any Existing ETF Contract for an ETF Fund that licenses the right to use an index from a third party licensor where the assignment of such license requires the consent of such licensor, the consent of

Exhibit 10.2

such licensor to the assignment of the applicable index license agreement to a Transferred Entity, Buyer or its applicable Subsidiary, effective not later than the consummation of the Closing, or entry into a reasonably satisfactory replacement agreement with Buyer or its applicable Subsidiary, in each case on substantially the same economic terms in effect on the date hereof or, in the case of any ETF Fund launched after the Base Date, as of immediately prior to the Closing Date.
“Base Date” means September 8, 2017.
“Base Purchase Price” means $1,200,000,000, in cash.
“Base Revenue Run-Rate” means the Revenue Run-Rate for all ETF Funds calculated as of the Base Date, as set forth on the Base Revenue Schedule.
“Benefit and Compensation Arrangement” means any employment (or form of employment), benefit and compensation agreement (including compensation guarantees), plan, Contract, program, arrangement or policy covering one or more (i) ETFs Business Employees or (ii) former employees of the ETFs Business (to the extent there is a current or future obligation to such former employee under such benefit and compensation arrangement for which a Transferred Entity is responsible or has any liability, contingent or otherwise), including any trust instruments and insurance Contracts forming a part thereof and any deferred compensation, stock purchase, equity or equity-based or other incentive, bonus, consulting, post-retirement insurance, workers’ compensation, disability, fringe or other benefit, vacation or severance or change in control agreement, plan, Contract, program, arrangement or policy, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.
“BulletShares ETF Measurement Date” means the later of (i) the Closing Date and (ii) March 31, 2018.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
“Buyer Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Buyer to Seller prior to execution of this Agreement.
“Buyer Fund” means each investment company registered under the Investment Company Act and listed on Section 1.01(a) of the Buyer Disclosure Schedule.
“Buyer Fund Series” means the newly created “shell fund” series of a Buyer Fund with which the 40 Act ETF Funds are proposed to consummate Fund Mergers pursuant to the Assignment Requirements.

Exhibit 10.2

“Buyer Material Adverse Effect” means a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, in each case, in a timely manner.
“Closing Date” means the date of the Closing.
“Closing Measurement Date” means such Business Day as close as practicable but in any event not more than 10 Business Days nor less than 5 Business Days prior to the date of the Closing, as notified by Seller to Buyer on or after the date hereof.
“Closing Revenue Run-Rate” means the Revenue Run-Rate for all ETF Funds calculated in accordance with clause (b) of the definition of Adjusted Assets Under Management as of the Closing Measurement Date or, for purposes of Section 2.04 (other than the second proviso of Section 2.04(a)), as of the Closing Date, or, for purposes of the second proviso of Section 2.04(a), as of the BulletShares ETF Measurement Date.
“Closing Revenue Run-Rate Purchase Price Reduction”, if any, means the product of (x) the Adjustment Factor multiplied by (y) the excess, if any, of (i) 0.925 multiplied by the Base Revenue Run-Rate over (ii) the Closing Revenue Run-Rate.
“Code” means the United States Internal Revenue Code of 1986.
“Confidentiality Agreement” means the Confidentiality Agreement between Buyer and Guggenheim Partners, LLC dated as of March 2, 2017.
“Contingent Account” as of any date means any ETF Fund that has not satisfied any Assignment Requirement applicable to such ETF Fund as of such date; provided that, in the event of a Fund Change Announcement in respect of any ETF Fund, then the applicable ETF Fund shall be deemed not to be a Contingent Account (and the Assignment Requirement for such ETF Fund shall be deemed to have been satisfied) at and after any such announcement.
“Contract” means, any agreement, undertaking, lease, sublease, license, sublicense, contract, note, mortgage, indenture, power of attorney, guarantee, arrangement, commitment or other binding obligation, whether oral or written, express or implied, in each case as amended, supplemented, waived or otherwise modified.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” and “Controlling” shall have a correlative meaning). For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

Exhibit 10.2

“CurrencyShares Fund” means each CurrencyShares exchange traded fund (A) listed in the Base Revenue Schedule or (B) sponsored and launched by the ETFs Business between the date hereof and the Closing Date.
“CurrencyShares Sponsor Continuation” means, with respect to any CurrencyShares Fund, the continuation, immediately following the Closing, of Guggenheim Specialized Products, LLC as “Sponsor” of such CurrencyShares Fund under the Depositary Trust Agreement applicable to such CurrencyShares Fund.
“Encumbrances” means any lien, pledge, debt, charge, claim, encumbrance, security interest, option, mortgage, assessment, easement or any other similar restriction or limitation of any kind.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“ETF Fund” means (i) each exchange traded fund registered under the Investment Company Act and (A) listed in the Base Revenue Schedule or (B) sponsored and launched by the ETFs Business between the date hereof and the Closing Date and (ii) each CurrencyShares Fund.
“ETF Fund Board” means, with respect to any 40 Act ETF Fund, the board of directors or trustees thereof.
“ETFs Business Employees” means (i) those employees of Seller and its Subsidiaries set forth on Section 3.13(a) of the Seller Disclosure Schedule, as mutually agreed by Seller and Buyer, and (ii) those employees of Seller and its Subsidiaries identified by Buyer in writing to Seller within 60 days of the date hereof who provide services to the BulletShares-branded ETF Funds or are otherwise critical to the ETF Business, which employees shall be added to Section 3.13(e) of the Seller Disclosure Schedule as contemplated by Section 9.01(c). For the avoidance of doubt, no employees under clause (ii) will be fixed income investment personnel.
“ETFs Business Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the ETFs Business, taken as a whole, excluding any effect to the extent resulting from (A) any change after the date hereof in Law or accounting standards; (B) any change arising after the date hereof in economic, governmental, political or business conditions locally or globally generally; (C)

Exhibit 10.2

any events, conditions or trends in economic, business or financial conditions generally affecting the investment management industry and arising after the date hereof, including changes occurring after the date hereof in prevailing interest rates, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets; (D) any change in assets under management resulting from market changes in asset valuation or market price fluctuations generally; (E) acts of war, sabotage or terrorism or natural disasters occurring after the date hereof; (F) the effects of the actions that are (1) expressly and specifically required by this Agreement, (2) taken by Seller or its Subsidiaries in respect of the ETFs Business with the prior written consent of the other party hereto or (3) not taken by Seller or its Subsidiaries in respect of the ETFs Business at the written request of Buyer or due to Buyer’s refusal to provide its consent therefor if such consent was required hereunder; (G) the announcement or, other than in the case of any matter relating to requirements under Contracts or Law, consummation of the transactions contemplated by this Agreement; or (H) the reduction in the management fee for the Guggenheim S&P 500 Equal Weight ETF announced in June 2017 and the consequences of such reduction and announcement but, in the case of the foregoing clauses (A), (B), (C) and (E), only to the extent that the ETFs Business, taken as a whole, is not disproportionately adversely affected compared to other asset managers and providers of investment management products generally taking into account the relative mix of businesses of the ETFs Business, on the one hand, and such other managers and providers, on the other hand; or (ii) Seller’s or its Subsidiaries’, in respect of the ETFs Business, ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, in each case, in a timely manner.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Fund Change Announcement” means any public announcement by (x) Buyer (or, after Closing, by any ETF Fund) or (y) before Closing, any ETF Fund to the extent described in clause (iii) of the definition of Fund Change Announcement, in each case, of any intention or proposal relating to (i) any Fund Merger contemplated by Section 7.05, (ii) any CurrencyShare Fund Assignment contemplated by Section 7.05, or (iii) any re-branding of any ETF Fund to reflect the transactions contemplated hereby (including to add references to Invesco and/or PowerShares and to remove references to Guggenheim or Rydex) as may be further described on Section 1.01(a) of the Buyer Disclosure Schedule.
“Existing ETF Contract” means any existing investment advisory, sponsorship or similar Contract that the ETFs Business has with any ETF Fund (including the Depositary Trust Agreements in the case of the CurrencyShares Funds) as of the Closing or the date of this Agreement, as applicable.

Exhibit 10.2

“Form of Fund Reorganization Agreement” means an Agreement and Plan of Reorganization in a form to be agreed; attached hereto as Exhibit D is a draft form under negotiation.
“Fund Change Announcement” means, other than an Excluded Fund Change Announcement, (i) any public announcement (whether before or after Closing, but prior to the date after which any applicable Assignment Requirement cannot be obtained prior to the end of the True-Up Period in accordance with the terms of the applicable Existing ETF Contract or applicable law) by Buyer (or, after Closing, by any ETF Fund) of any intention or proposal with respect to any ETF Fund to effect any merger or closure of such ETF Fund, (ii) in respect of any ETF Fund branded “Guggenheim”, “Rydex”, “CurrencyShares” or “BulletShares” or any derivative thereof, any public announcement (whether before or after Closing) by Buyer (or, after Closing, by any ETF Fund) of any re-branding of the name of that ETF Fund, or (iii) any announcement by any ETF Fund of any intention or proposal of Buyer to effect any of the changes described in any of the immediately preceding clauses (i) or (ii), which is announced during the respective time periods set forth in such immediately preceding clauses, but, in the case of this clause (iii), only to the extent that such intentions or proposals may be reasonably concluded to be required by Law to be disclosed in any filings required to be made by such ETF Fund under the Investment Company Act, the Exchange Act or the Securities Act and subject to confirmation by Buyer regarding the accuracy of the description thereof .
“Fund Merger” means, with respect to each 40 Act ETF Fund, the merger or reorganization of such 40 Act ETF Fund with and into the respective Buyer Fund Series set forth on Section 1.01(a) of the Buyer Disclosure Schedule pursuant to an agreement and plan of reorganization substantially similar to the Form of Fund Reorganization Agreement, it being understood and agreed that as a result of such merger or reorganization, (i) the board of trustees of such surviving Buyer Fund Series shall consist of the members of the board of trustees of such Buyer Fund immediately prior to such merger or reorganization, and (ii) such surviving Buyer Fund Series shall become (or shall already be) party to a New ETF Contract with a Subsidiary of Buyer, such New ETF Contract to be on terms substantially comparable (but having the same advisory fee and same aggregate non-advisory fees) to those of such ETF Fund’s Existing ETF Contract as in effect on the date hereof.
“GAAP” means generally accepted accounting principles in the United States as of the applicable reference date.
“Government Entity” means any foreign or domestic, federal, state, provincial, county, city or local legislative, administrative or regulatory authority, agency, court, arbitrator or arbitration panel, body or other governmental or quasi-governmental entity with competent jurisdiction, including any Self-Regulatory Organization and any such supranational body.

Exhibit 10.2

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities, whether secured (with or without limited recourse) or unsecured, contingent or otherwise: (i) all liabilities for borrowed money; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments or under financing or capital leases; (iii) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i) and (ii); and (iv) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (iii) above.
“Index Data Agreement” means the Index Data Agreement between Seller (or a Subsidiary of Seller) and Buyer (or a Subsidiary of Buyer), substantially in the form attached hereto as Exhibit C.
“Intellectual Property Rights” means all: (i) trademarks, service marks, domain names, logos, trade dress, and trade names, all applications and registrations for the foregoing, in any jurisdiction, and all goodwill associated therewith (collectively “Trademarks”); (ii) patents and patent applications registered or applied for in any jurisdiction (collectively “Patents”); (iii) trade secrets, confidential proprietary information, inventions and know-how (collectively, “Trade Secrets”); (iv) works of authorship and copyrights therein and thereto (including in software), and all registrations and applications therefor (collectively, “Copyrights”); and (v) any other similar type of proprietary intellectual property right to the extent entitled to legal protection as such.
“Internal Revenue Service” or “IRS” means the Internal Revenue Service of the United States of America.
“Investment Advisers Act” means the United States Investment Advisers Act of 1940.
“Investment Company Act” means the United States Investment Company Act of 1940.
“Knowledge” means (i) when used with respect to Seller, the actual knowledge of the individuals listed on Section 1.01(a) of the Seller Disclosure Schedule following reasonable inquiry under the circumstances (but without any obligation to notify any particular individuals of the transactions contemplated by this Agreement prior to the date hereof) and (ii) when used with respect to Buyer, the actual knowledge of the individuals listed on Section 1.01(a) of the Buyer Disclosure Schedule following reasonable inquiry under the circumstances (but without any obligation to notify any particular individuals of the transactions contemplated by this Agreement prior to the date hereof).

Exhibit 10.2

“Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Government Entity that is binding upon or applicable to such Person or its properties or business, as amended unless expressly specified otherwise.
“Legal Proceeding” means any judicial, legal, administrative, arbitral or other action, suit or other proceedings of any nature by or before any Government Entity.
“Maturing ETFs” means the Guggenheim BulletShares 2017 Corporate Bond ETF and the Guggenheim BulletShares 2017 High Yield Corporate Bond ETF.
“Net Assets” means, with respect to an ETF Fund, the sum of the assets of such ETF Fund minus its liabilities.
“New ETF Contract” means, if required under applicable Law or the terms of the Existing ETF Contract applicable thereto, with respect to an ETF Fund, a new investment advisory, sponsorship or similar agreement with the ETF Fund (or Buyer Fund Series that is the successor thereto) (i) to be entered into as a result of the transactions contemplated by this Agreement pursuant to the Assignment Requirements and (ii) in the case of the 40 Act ETF Funds, approved in accordance with the requirements of Section 15 of the Investment Company Act (as such requirements may be modified by applicable Law, including any effective and applicable exemptive order issued by the SEC) excluding any “interim” new advisory contract (either advisory or sub-advisory) approved in reliance on Rule 15a-4 under the Investment Company Act.
“Non-Assumed Infrastructure Contract” means any Contract to which Seller or any of its Affiliates is a party or otherwise bound that relates to back office, information technology or other infrastructure used in connection with the ETFs Business and for which Buyer and its Subsidiaries (including, following the Closing, the Transferred Entities) will not have any obligation or liability.
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, and (v) with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

Exhibit 10.2

“Other ETFs Business Records” means (i) all books and records, whether in hard copy or computer format, of Seller or its Subsidiaries (other than the Transferred Entities) that are used primarily or maintained primarily in connection with the ETFs Business, and (ii) all books and records (A) that are investment account records of, or that are required to be maintained and retained under the Investment Company Act or the Investment Advisers Act by Seller or its Subsidiaries in connection with the provision of investment advisory and related services to the ETF Funds, or (B) that are in the possession and control of Seller or its Subsidiaries or reasonably available to them and were used to support a claim by Seller and its Subsidiaries of GIPS compliance for an account that the ETFs Business includes in a Composite (and with respect to which accounts shall include the books and records necessary to demonstrate the calculation of such performance track records and otherwise to use the same in accordance with applicable Laws).
“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any of the Transferred Entities or owned by Seller or its Subsidiaries and used primarily in the ETFs Business.
“Permit” means all licenses, franchises, permits, certificates, registrations, orders, concessions, declarations, and other authorizations and approvals that are issued by or obtained from any Government Entity.
“Permitted Encumbrance” means: (i) Encumbrances specifically reflected or reserved against or otherwise specifically disclosed in the Balance Sheet; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice for sums not yet due and payable that are not, individually or in the aggregate with all other Permitted Encumbrances, material in respect of the ETFs Business, taken as a whole; (iii) statutory liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet; and (iv) other Encumbrances incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date that are not, individually or in the aggregate with all other Permitted Encumbrances, material in respect of the ETFs Business, taken as a whole.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Entity.

Exhibit 10.2

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
“Pro Rata Expense Accrual” means the Bonus Accrual, but only to the extent that the related Transferred Employee Bonus Amounts were not made prior to the Closing; provided that the payment of all Bonus Amounts that may be made prior to the Closing shall be made in the ordinary course of business consistent with past practice, including the payment dates thereof.
“Restructuring” means the actions contemplated by Section 7.11.
“Revenue Run-Rate” means, as of any specified date, the aggregate amount, without duplication, of all investment advisory, sub-advisory, administrative and other management fees for each ETF Fund payable to the ETFs Business pursuant to the relevant Existing ETF Contract, determined by multiplying the Adjusted Assets Under Management for each such ETF Fund at such date by the applicable stated annual fee rate for all such fees for such ETF Fund in effect on such date. The calculation of the Revenue Run-Rate shall:
(a)    exclude (i) from revenue any performance-based, incentive, contingent or similar fees, securities lending fees and transaction revenues and (ii) the impact on fees of any increase or decrease in assets under management resulting from market appreciation or depreciation or currency fluctuation (except to the extent provided in clause (D) of Adjusted Assets under Management) from and after the Base Date (or in the case of an ETF Fund established after the Base Date, after the date such ETF Fund is established);
(b)    include only revenues to the ETFs Business after giving effect to, and taking into account, any fee or expense waiver, rebate or cap, reimbursement obligation or similar offset, any amounts payable to a sub-adviser that is not a part of the ETFs Business (including any such amount deducted directly by or on behalf of an ETF Fund from the fee otherwise payable by such ETF Fund to the ETFs Business under the applicable Existing ETF Contract), and any amounts payable in respect of revenue sharing and licensing arrangements (other than license fees to the extent actually born by the applicable ETF Fund) relating to the ETF Funds; and
(c)    with respect to any Fund Change Announcement, assume that the fee rate for the applicable ETF Fund was fixed at the amount thereof prior to the Fund Change Announcement.

Exhibit 10.2

“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933.
“Seller Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer prior to the execution of this Agreement.
“Straddle Period” means any Tax year or period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity (i) of which such Person or a subsidiary of such Person is a general partner, managing member or the like or (ii) of which at least a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such entity are at the time directly or indirectly owned by such Person and/or one or more of its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in no event shall any ETF Fund of, or managed by, any Person be considered to be a Subsidiary of such Person.
“Tax” means (i) any tax or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) with respect to any Transferred Entity, any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of any Transferred Entity being a member of an affiliated, consolidated, combined or unitary group with any other entity at any time on or prior to the Closing Date.
“Tax Returns” means all reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“Transferred Entity Records” means all books and records, whether in hard copy or computer format, of any Transferred Entity.
“Transition Services Agreement” means the Transition Services Agreement between Seller (or a Subsidiary of Seller) and Buyer (or a Subsidiary of Buyer), substantially in the form attached hereto as Exhibit A.
“True-Up Period” means the period beginning on the Closing Date and concluding on the date that is 180 days after the Closing Date.

Exhibit 10.2

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.05
Affiliate Arrangement	3.27
Agreement	Preamble
Allocation Statement	2.05
Apportioned Obligations	8.03
Assigned Contracts	3.17(c)
Balance Sheets	3.10(a)
Balance Sheet Date	3.10(a)
Base Revenue Schedule	3.20(a)
Bonus Accrual	9.02(b)
Bonus Amount	9.02(b)
Buyer	Preamble
Buyer Indemnified Parties	11.02(a)
Buyer Required Approvals	4.03
Cap	11.02(a)(i)(C)
Closing	2.02(a)
Closing Purchase Price	2.01
Closing Revenue Run-Rate Purchase Price Adjustment	2.03(b)
Closing Year Bonus Accrual	9.02(b)
Closing Year Bonus Amounts	9.02(b)
Composites	3.20(e)
Covered Subsidiary	3.01
Damages	11.02(a)
De Minimis Amount	11.02(a)(i)(A)
Deductible	11.02(a)(i)(B)
Equity Rights	3.09(b)
ETF Fund Financial Report	3.21(d)(ii)
ETFs Business	Recitals
ETFs Business Employee Information List	3.13(e)
Fund Financial Statements	3.21(d)(i)
Fund Merger Proxy Statement Prospectus	7.05(b)(ii)
Fundamental Representations	11.01
Identified Business Employee	9.01(a)
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Long-Stop Date	12.01(b)
Material IP Contracts	3.15(b)
Membership Interests	Recitals
Net Revenue Schedule	3.10(a)
Non-Transferred Business Employee	9.01(a)
Patents	1.01(a)
Potential Contributor	11.07
Prior Year Bonus Accrual	9.02(b)

Exhibit 10.2

Term	Section
Process Agent	13.06(b)
Prospectus	3.21(e)
PTE 84-14	3.21(m)
Prior Year Bonus Amounts	9.02(b)
Retained Employee	9.01(d)
Reports	3.21(e)
Seller	Preamble
Seller Indemnified Parties	11.02(b)
Seller Marks	6.02
Seller Required Approvals	3.05
Severance Benefits	9.01(d)
Shared Severance Window	9.01(d)
Specified Contracts	3.17(b)
Specified ETFs Contract	3.17(b)
Specified Transferred Entity Contracts	3.17(a)
Taxing Authority	1.01(a)
Third Party Claim	11.03(a)
Trademark Transition Period	6.02
Trademarks	1.01(a)
Trade Secrets	1.01(a)
Transaction Severance Policy	9.01(d)
Transfer Date	9.01(b)
Transferred Employee	9.01(a)
Transferred Entities	Recitals
Transfer Taxes	8.04
Warranty Breach	11.02(a)(i)

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract

Exhibit 10.2

as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any Schedules hereto, all such amendments, modifications or supplements must also exist prior to the date hereof and be listed in the appropriate Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all applicable Law (including, for the sake of clarity, the rules and regulations thereunder), as amended.
ARTICLE 2
PURCHASE AND SALE
Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to cause one or more of its Subsidiaries to sell to Buyer, and Buyer agrees to purchase from such Subsidiaries of Seller, the Membership Interests at the Closing, free and clear of any Encumbrances. The aggregate purchase price for the Membership Interests and other transactions contemplated hereby at the Closing shall be the Base Purchase Price minus the Closing Revenue Run-Rate Purchase Price Adjustment minus the Pro Rata Expense Accrual (the “Closing Purchase Price”). The Closing Purchase Price shall be paid as provided in Section 2.02(b), and shall be subject to adjustment as provided in Section 2.04.
Section 2.02. Closing. (a) The closing (the “Closing”) of the purchase and sale of the Membership Interests hereunder shall take place by the electronic exchange of documents, on the last Business Day of the month in which the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other time or place as Buyer and Seller may agree.
(b)    At the Closing:
(i)    Buyer shall deliver to Seller (or any Subsidiaries of Seller designated by Seller) the Closing Purchase Price in immediately available funds by wire transfer to an account of Seller (or its applicable Subsidiary) designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date;
(ii)    Seller shall cause one or more of its Subsidiaries to deliver to Buyer the Membership Interests (including appropriate evidence of ownership thereof that is reasonably acceptable to Buyer, registered in the name of Buyer or its designee(s)), free and clear of any Encumbrances;

Exhibit 10.2

(iii)    Seller shall, or shall cause one or more of its Subsidiaries to, deliver to Buyer the Transferred Entity Records and the Other ETFs Business Records; provided that, for the avoidance of doubt, Seller and its Subsidiaries shall (A) be permitted to retain copies of the Transferred Entity Records and the Other ETFs Business Records to the extent required by applicable Laws, regulation or internal compliance policies, (B) be permitted to retain copies of Other ETFs Business Records to the extent relating to or otherwise used in connection with businesses other than the ETFs Business and (C) retain a non-exclusive right (1) to continue to use following the Closing the performance track records of the ETF Funds, including the Composites, as of the Closing Date, including in marketing the investment advisory services and investment funds offered by Seller and its Subsidiaries, to the extent permitted by applicable Laws and Section 5.05(b) (determined without regard to the time period set forth therein) and (2) to retain copies of records of the ETFs Business as of the Closing Date necessary to demonstrate the calculation of such performance track records and otherwise to use such performance track records in accordance with applicable Laws;
(iv)    Seller and Buyer and their respective Subsidiaries that are a party thereto, if any, shall execute and deliver each of the Ancillary Agreements;
(v)    Seller shall deliver to Buyer the certificates referenced in Section 10.02(c); and
(vi)    Buyer shall deliver to Seller the certificates referenced in Section 10.03(c).
Section 2.03. Closing Revenue Run-Rate Purchase Price Adjustment.
(a)    If the Closing Revenue Run-Rate is less than 0.925 multiplied by the Base Revenue Run-Rate, then the Purchase Price shall be reduced by an amount equal to the Closing Revenue Run-Rate Purchase Price Reduction.
(b)    Any adjustment resulting from the application of this Section 2.03 is referred to in this Agreement as the “Closing Revenue Run-Rate Purchase Price Adjustment”.
Section 2.04. True-Up. (a) Upon the expiration of the True-Up Period, the parties shall recalculate the Closing Revenue-Run Rate Purchase Price Adjustment as of the Closing Date; provided  that if any ETF Fund that was a Contingent Account on the Closing Measurement Date (i) has satisfied the applicable Assignment Requirements or (ii) is the subject of a Fund Change Announcement, in either case, not later than the final day of the True-Up Period then such ETF Fund shall not be treated as a Contingent Account for purposes of such recalculation and the Adjusted Assets Under Management as of the Closing Date for such ETF Fund shall be fully included in Closing Revenue Run-Rate for

Exhibit 10.2

purposes of such recalculation; provided, further, that the recalculation of the Closing Revenue-Run Rate Purchase Price Adjustment relating to each BulletShares-branded ETF Fund shall, as long as such BulletShares-branded ETF Fund has met the Assignment Requirements or any BulletShares-branded ETF Fund has been the subject of a Fund Change Announcement, be calculated as of the BulletShares ETF Measurement Date and regardless of whether such BulletShares-branded ETF Fund was a Contingent Account on the Closing Measurement Date.
(b)    If such recalculation yields:
(i)    a reduced Closing Revenue Run-Rate Purchase Price Reduction, then Buyer shall pay to Seller an amount that is equal to the amount of such reduction to the Closing Revenue Run-Rate Purchase Price Reduction as soon as is reasonably practicable after, but in any event within ten Business Days of, the date upon which the recalculation described in this Section 2.04(b)(i) is made; or
(ii)    an increased Closing Revenue Run-Rate Purchase Price Reduction or an amount that would give rise for the first time to a Closing Revenue Run-Rate Purchase Price Reduction, then Seller shall pay to Buyer an amount that is equal to the amount of such increase to the Closing Revenue Run-Rate Purchase Price Reduction or the amount of the Closing Revenue Run-Rate Purchase Price Reduction (as applicable) as soon as is reasonably practicable after, but in any event within ten Business Days of, the date upon which the recalculation described in this Section 2.04(b)(ii) is made.
(c)    Any amounts payable pursuant to this Section 2.04 shall be payable in immediately available funds by wire transfer to an account of Buyer or Seller, as the case may be, with a bank designated by such receiving party.
(d)    For purposes of this Section 2.04, all references to the Closing Measurement Date included in the definitions of Adjusted Assets Under Management and Closing Revenue Run-Rate shall be deemed references to the Closing Date.
Section 2.05. Purchase Price Allocation. As soon as practicable (but in any event within 90 days) after the Closing, Seller shall deliver to Buyer a statement (the “Allocation Statement”) allocating the consideration paid pursuant to this Agreement among the assets of the Transferred Entities and the certain other assets relating to the ETFs Business in accordance with Section 1060 of the Code, it being understood that amounts allocable to unrealized profit from transferred customer contracts, if any, shall not exceed an amount equal to the amount of such fees that have accrued sixty (60) days following the Closing less allocable expenses, and any excess amounts allocable to such transferred customer contracts shall be classified as “Class VI” or “Class VII” assets. If, within 30 days after the delivery of the Allocation Statement, Buyer notifies Seller

Exhibit 10.2

in writing that Buyer objects to the allocation set forth in the Allocation Statement, Seller and Buyer shall use commercially reasonable efforts to resolve such dispute within 30 days. In the event that Buyer and Seller are unable to resolve such dispute within 30 days, Buyer and Seller shall jointly cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer, Seller or any of their respective Affiliates) (the “Accounting Referee”) promptly to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller. No Party shall (or shall permit any Affiliate) to take a position on any Tax Return, before any Tax Authority or in any Tax Proceeding that is in any manner inconsistent with the Allocation Statement, unless specifically required pursuant to a determination by the applicable Taxing Authority. The Parties will promptly advise each other of the existence of any Tax audit, controversy or litigation related to any allocation hereunder.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to Section 13.11, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:
Section 3.01. Organization and Qualification. Seller and each of its Subsidiaries that owns Membership Interests or that provides advisory, index-related or other professional or similar services to the ETFs Business (any of the foregoing, a “Covered Subsidiary”) is a legal entity duly organized, validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization. To the extent relating to the ETFs Business or the ability of Seller to enter into or consummate the transactions contemplated hereby: (i) Seller and each of its Covered Subsidiaries has the requisite corporate or other similar power and authority to own or lease all of its properties and assets and to carry on its business as conducted as of the date of this Agreement and to own, lease and operate all of its properties and assets, in all material respects as conducted, owned, leased or operated as of the date of this Agreement; and (ii) Seller and each of the Covered Subsidiaries is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. Seller has made available to Buyer prior to the date of this Agreement complete and correct copies of the Organizational Documents of Seller as in effect as of the date of this Agreement. The ETFs Business is owned and operated by Seller and its Subsidiaries and not by any Affiliates of Seller other than the Subsidiaries of Guggenheim.

Exhibit 10.2

Section 3.02. Ownership. Seller or one of its Subsidiaries is, and as of the Closing Date will be, the legal and beneficial owner of all of the issued and outstanding equity interests in the Transferred Entities, and at the Closing will deliver to Buyer good and valid title to the Membership Interests, free and clear of any Encumbrance. Seller has and will retain through and including the Closing such control and authority as may be required in order to cause its Subsidiaries to take the actions contemplated to be taken by all such Subsidiaries pursuant hereto.
Section 3.03. Corporate Authority. Seller has (or any of its Subsidiaries who may be a party to any Ancillary Agreement has) full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it (or any such Subsidiary) is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Seller (or any such Subsidiary) of this Agreement and each of the Ancillary Agreements to which it is or will be a party, and each of the transactions contemplated hereunder and thereunder, have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller (or any such Subsidiary) of this Agreement and each of the Ancillary Agreements to which it (or any such Subsidiary) is or will be a party or any of the transactions contemplated hereunder or thereunder.
Section 3.04. Binding Effect. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Buyer (or, in the case of the Ancillary Agreements, Buyer or a Subsidiary of Buyer), this Agreement constitutes, and each Ancillary Agreement when executed and delivered will constitute, a valid and legally binding obligation of Seller (or, in the case of the Ancillary Agreements, of Seller or a Subsidiary of Seller) enforceable against Seller or such Subsidiary in accordance with its terms, subject (in the case of enforceability) to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 3.05. Governmental Consents and Approvals. Other than in connection with (i) the HSR Act or any other Antitrust Laws, (ii) any applicable banking, securities or other financial services Laws of any banking commission or any securities or other financial services regulator, or (iii) such other Law, in each case of (i) through (iii) above, that is set forth on Section 3.05 of the Seller Disclosure Schedule (the matters covered under clauses (i) through (iii) above, collectively, the “Seller Required Approvals”), Seller and its Affiliates (including the Transferred Entities) are not required to obtain any authorization, waiver, consent or approval of, make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by Seller of this Agreement or the execution, delivery and performance by Seller or its Subsidiaries of each of the Ancillary Agreements to which Seller or any of its Subsidiaries is or will be a party or the

Exhibit 10.2

consummation by Seller or its Subsidiaries of any of the transactions contemplated hereunder or thereunder, other than any authorization, waiver, consent, approval, filing, registration, notice or Permit, the failure of which to obtain, make or give would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. As of the date hereof, Seller is not aware of any reason why any Seller Required Approvals will not be received in order to permit the consummation of the transactions contemplated hereby.
Section 3.06. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and by Seller and its Subsidiaries of each of the Ancillary Agreements to which Seller or any of its Subsidiaries (including the Transferred Entities) is or will be a party, and the consummation by Seller and its Subsidiaries (including the Transferred Entities) of the transactions contemplated hereunder and thereunder, do not and will not (i) conflict with or violate any provision of the Organizational Documents of Seller, any Subsidiary of Seller that owns Membership Interests, any Subsidiary that is a party to an Ancillary Agreement, any Transferred Entity, or any ETF Fund, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings referred to in Section 3.05 or Section 7.05, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, cancellation, modification or acceleration of any right or obligation of Seller, any Covered Subsidiary, any Subsidiary that is a party to an Ancillary Agreement, any Transferred Entity or any ETF Fund under, or give rise to any payment conditioned, in whole or in part, on a change of control of a Transferred Entity or ETF Fund or approval or consummation of the transactions contemplated hereby, or result in a loss of any benefit to which Seller, any Covered Subsidiary, any Subsidiary of Seller that is a party to an Ancillary Agreement, any Transferred Entity or any ETF Fund is entitled, with or without the giving of notice, the lapse of time or both, under any Contract or other agreement or instrument binding upon Seller, any Covered Subsidiary, any Subsidiary that is a party to an Ancillary Agreement, any Transferred Entity or the ETF Funds or to which any of their respective properties is subject or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 3.05 or Section 7.05 or (B) required to be received or made by Buyer or any of its Affiliates, violate or result in a breach of or constitute a default under any Law to which Seller, any Covered Subsidiary, any Subsidiary that is a party to an Ancillary Agreement, any Transferred Entity or the ETF Funds is subject or under any of their respective Permits, other than, in the case of clauses (ii) and (iii), any conflict, breach, default, termination, Encumbrance, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect.

Exhibit 10.2

Section 3.07. Legal Proceedings.
(a)    As of the date of this Agreement, there is no Legal Proceeding pending against, or to the Knowledge of Seller, threatened against or affecting Seller, any Subsidiary of Seller (including the Transferred Entities) or any ETF Fund that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated by this Agreement. There is no material Legal Proceeding pending against, or to the Knowledge of Seller, threatened against or affecting any Transferred Entity, any ETF Fund or in respect of the ETFs Business.
(b)    There is no material injunction, order, award, judgment, settlement, decree or regulatory action or restriction imposed upon or entered into by the Seller or its Affiliates (including the Transferred Entities) relating to the ETFs Business (or that, upon consummation of the transactions contemplated by this Agreement, would apply to Buyer or any of its Subsidiaries).
Section 3.08. Organization and Qualification. Each Transferred Entity is, as of the date of this Agreement, and each Transferred Entity will be, as of the Closing, a legal entity duly organized or incorporated, validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization. Each Transferred Entity has, as of the date of this Agreement, and each Transferred Entity will have, as of the Closing, all requisite corporate or other similar power and authority to own, lease and operate all of its properties and assets and to carry on its businesses in all material respects as conducted, owned, leased or operated as of the date of this Agreement. Each Transferred Entity is, as of the date of this Agreement, and each Transferred Entity will be, as of the Closing, duly qualified to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its businesses requires such Transferred Entity to be so qualified, except for any failure to be so qualified that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. Seller has made available to Buyer, prior to the date of this Agreement, complete and correct copies of the Organizational Documents of each of the Transferred Entities, in each case, as in effect on the date of this Agreement.
Section 3.09. Capitalization. (a) Section 3.09(a) of the Seller Disclosure Schedule sets forth, for each Transferred Entity (A) the name and jurisdiction of organization of such Transferred Entity and (B) the authorized and outstanding limited liability company interests or other equity interests in such Transferred Entity and the names of the holders thereof. All of the outstanding limited liability company interests and other outstanding equity interests in the Transferred Entities have been duly authorized and are validly issued, fully paid and non-assessable. Neither of the Transferred Entities owns any equity or debt securities.
(b)    There are no other outstanding securities, preemptive or other rights, rights of first refusal, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, plans, “tag

Exhibit 10.2

along” or “drag along” rights, agreements, arrangements, undertakings or commitments (collectively, “Equity Rights”) (i) under which any Transferred Entity is or may become obligated to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations that are exercisable or exchangeable for, or convertible into, any shares of the capital stock or other equity interests, of such Transferred Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) giving any Person a right to subscribe for or acquire any equity interest in any Transferred Entity or (iii) obligating any of the Transferred Entities to issue, grant, adopt or enter into any such Equity Right in respect of any Transferred Entity. None of the Transferred Entities has any (x) outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for Transferred Equity Interests or equity of any Transferred Entity or (y) rights that entitle or convey to any Person the right to vote with the holders of the equity interests of the Transferred Entities on any matter. The outstanding capital stock and other equity interests of the Transferred Entities are not subject to any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock or other equity interests. There are no outstanding or authorized phantom stock, profit participation or similar rights providing economic benefits based, directly or indirectly, on the value or price of the capital stock or other equity interests of the Transferred Entities.
Section 3.10. Financial Information. (a) The unaudited interim balance sheet (the “Balance Sheets”) as of July 31, 2017 (the “Balance Sheet Date”) of each Transferred Entity (i) has been prepared from the books and records of the Seller and its Subsidiaries relating to the ETFs Business in accordance with GAAP (except for the absence of footnotes) and (ii) fairly presents in all material respects, the financial position of the applicable Transferred Entity as of the date thereof. The unaudited schedules of net revenues of the ETFs Business for each of (x) the year ended December 31, 2016 and (y) the six months ended June 30, 2017 (the “Net Revenue Schedules”) (i) have been prepared from the books and records of the Seller and its Subsidiaries and (ii) fairly present in all material respects, the net revenues of the ETFs Business for such periods, as described on Section 3.10(a) of the Seller Disclosure Schedule. Complete and correct copies of the Balance Sheets and the Net Revenue Schedules are set forth on Section 3.10(a) of the Seller Disclosure Schedule.
(b)    Seller and its Subsidiaries (including the Transferred Entities) maintain in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Transferred Entities, (ii) provide

Exhibit 10.2

reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Transferred Entities are being made only in accordance with authorizations of management and directors of the Transferred Entities and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Transferred Entities that could have a material effect on the financial statements.
(c) Section 3.10(c) of the Seller Disclosure Schedule correctly sets forth all Indebtedness of the Transferred Entities as of the date hereof, and for each item of such Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Indebtedness.
Section 3.11. Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Transferred Entities (whether known, absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) liabilities or obligations to the extent reflected or reserved against on the Balance Sheets or set forth in Section 3.11 of the Seller Disclosure Schedule, (b) liabilities or obligations that were incurred by the Transferred Entities pursuant to this Agreement or any Ancillary Agreement, (c) liabilities or obligations of the Transferred Entities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (d) other undisclosed liabilities, which are not, and would not reasonably be expected to be, individually or in the aggregate, material to the ETF Business.
Section 3.12. Taxes.
(a)    All material Tax Returns required to be filed by the Transferred Entities have been duly and timely filed, and all such Tax Returns are complete and correct in all material respects.
(b)    All Taxes shown to be payable on the Tax Returns described in Section 3.12(a) have been paid.
(c)    Each of the Transferred Entities has withheld from its employees, independent contractors or Affiliates, and other third parties all material amounts required to be withheld with respect to any amounts paid or benefits furnished to any such Person and timely paid such amounts withheld to the appropriate Government Entity (or other authority) or set aside in an account for such purpose such amounts for all periods, in each case, in material compliance with all Tax withholding provisions under applicable Laws.
(d)    There are no material Encumbrances for Taxes upon any of the assets of any of the Transferred Entities (other than Permitted Encumbrances).
(e)    There are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes of or with respect

Exhibit 10.2

to any of the Transferred Entities or the ETFs Business. None of the Transferred Entities has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(f)    Each Transferred Entity is, or as of the Closing will be, disregarded as an entity separate from its owner for U.S. federal income tax purposes (and for purposes of comparable provisions of applicable state, local or foreign Tax Law). Since the date of Seller’s (or its Affiliate’s) acquisition or formation of each Transferred Entity, no election has been made been made by or in respect of such Transferred Entity (on IRS Form 8832 or otherwise) to classify such Transferred Entity as an association taxable as a corporation for U.S. federal income tax purposes (or for purposes of comparable state, local or foreign Tax Law).
(g)    There are no Tax sharing agreements between any of the Transferred Entities and any member of a consolidated, combined or unitary group of which Seller is a member.
(h)    With respect to the assets relating to the ETFs Business, (i) all material Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in an Encumbrance on any such assets have been paid, and (ii) Seller has established or caused to be established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all material Taxes which arise from or with respect to such assets or the operation of the ETFs Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in an Encumbrance on any such assets.
(i)    Notwithstanding anything to the contrary in this Agreement, this Section 3.12 and Section 3.21(k) contain the only representations and warranties by Seller in this Agreement relating to Tax matters.
Section 3.13. Employee Benefits.
(a)    No Transferred Entity sponsors, maintains or has entered into or has any liability, other than intercompany charges, with respect to any Benefit and Compensation Arrangement.
(b)    As of the date of this Agreement, none of the Transferred Entities nor any of their respective ERISA Affiliates has or could reasonably be expected to have, on or after the Closing Date, any liability with respect to Title IV of ERISA or Sections 412 or 430 or 4980B of the Code which liability is or could reasonably be expected to become a liability of the Transferred Entities or Buyer and its Affiliates on or after the Closing.
(c)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with other events) will (i) entitle any ETFs Business Employees to severance pay

Exhibit 10.2

or benefits or any increase in severance pay or benefits or result in an increase in the applicable notice period upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of any payment or vesting or result in any payment or funding of compensation or benefits to any ETFs Business Employee, or (iii) result in any amount being nondeductible by any Transferred Entity under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.
(d)    Each Benefit and Compensation Arrangement for any ETFs Business Employee that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service stating that the plan is so qualified and to the Knowledge of the Seller no event exists that is reasonably likely to result in the loss of such qualification.
(e) Section 3.13(e) of the Seller Disclosure Schedule sets forth a list containing the following information with respect to each ETFs Business Employee: name; his or her current rate of annual base salary or current wages; job title; employment status (full- or part-time, absent or on leave); work location; credited service date; fiscal year 2016 bonus; severance entitlement; phantom equity entitlements; and date of hire (the “ETFs Business Employee Information List”).
(f)    No ETFs Business Employee is party to an employment agreement or otherwise entitled to a guaranteed payment (payable in cash or equity) including any bonus, sign on, severance or retention payment.
Section 3.14. Permits. The Seller and its Subsidiaries (including the Transferred Entities) hold, and will hold as of the Closing, all Permits required to own or lease their properties and assets relating to the ETFs Business and to conduct the ETFs Business under and pursuant to all applicable Laws, in each case, other than any failure to hold any Permit that would not, individually or in the aggregate, reasonably be expected to have a ETFs Business Material Adverse Effect. Section 3.14 of the Seller Disclosure Schedule sets forth a list of all material such Permits. All such Permits are valid and in full force and effect, except for those the failure of which to be valid or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a ETFs Business Material Adverse Effect. No violations with respect to such Permits have occurred and no Legal Proceedings are pending or, to the Knowledge of Seller, threatened to suspend, cancel, modify, revoke or materially limit any such Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. Each ETFs Business Employee who is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Government Entity is duly registered as such and such registration is in full force and effect, except for such failures to be so registered or for such registration to remain in full force and effective that,

Exhibit 10.2

individually or in the aggregate, would not reasonably be expected to have an ETFs Business Material Adverse Effect. To the Knowledge of Seller, none of such licensed or registered ETFs Business Employees has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the Investment Company Act or, to the Knowledge of Seller, engaged in any conduct that would be the basis for, or been subject, or presently is subject, to any disqualification or ineligibility as described in Section 9(a)(1) of the Investment Company Act, and, to the Knowledge of Sellers, there is no Legal Proceeding pending or threatened that is reasonably likely to result in any such disqualification or ineligibility.
Section 3.15. Intellectual Property. (a) Section 3.15(a) of the Seller Disclosure Schedule lists all material Contracts (excluding licenses for commercial off the shelf computer software) pursuant to which any of the Transferred Entities obtains or grants the right to use any Intellectual Property Right.
(b) Section 3.15(b) of the Seller Disclosure Schedule lists all Contracts (excluding licenses for commercial off the shelf computer software) pursuant to which Seller or any of its Subsidiaries (other than the Transferred Entities) obtains or grants the right to use any Intellectual Property Right that is material to the maintenance and operation of the indices utilized in the ETFs Business as of the date hereof or that is otherwise material to the ETFs Business as of the date hereof, taken as a whole (the Contracts specified in Section 3.15(a) and (b), the “Material IP Contracts”).
(c) Section 3.15(c) of the Seller Disclosure Schedule includes a complete and accurate list of all United States, foreign and multinational: (i) Patents and Patent applications; (ii) registered Trademarks and Trademark applications; (iii) Internet domain names; and (iv) Copyright registrations and applications, in each case, that are owned by one or more of the Transferred Entities.
(d) Section 3.15(d) of the Seller Disclosure Schedule includes a complete and accurate list of all United States, foreign and multinational: (i) Patents and Patent applications; (ii) registered Trademarks and Trademark applications; (iii) Internet domain names; and (iv) Copyright registrations and applications, in each case, that are owned by one or more of the Seller or its Affiliates (other than the Transferred Entities) and are used primarily in, or are required in order to conduct, the ETFs Business, including in connection with the maintenance and operation of the indices utilized in the ETFs Business as of the date hereof.
(e)    The material Owned Intellectual Property Rights will be, following the Restructuring, (i) exclusively owned by the Transferred Entities, (ii) covered by the Index Data Agreement, the Assigned Contracts, the Transferred Entity Records, the Other ETFs Business Records or the other information and materials to be provided to Buyer under Section 5.02(c) or (iii) provided under the Transition Services Agreement, and will be, as of Closing, free and clear of all

Exhibit 10.2

Encumbrances, other than Permitted Encumbrances and none of the Owned Intellectual Property Rights are subject to any license of or right to use any such Owned Intellectual Property Rights to any other party.
(f)    Following the consummation of the transactions contemplated by this Agreement and the Index Data Agreement, the Buyer and its Subsidiaries (including the Transferred Entities) shall own or have the right to use the (i) Intellectual Property Rights necessary to use the indices utilized in the conduct of the ETFs Business as of the Closing Date in a substantially similar manner as such indices were used by the Seller and the Transferred Entities in connection with the ETFs Business as of the Closing Date and (ii) other Intellectual Property Rights used in the conduct of the ETFs Business as of the date hereof that are material to the ETFs Business, taken as a whole; provided that, it is understood that the foregoing representations and warranties are not intended to address infringement or misappropriation of Intellectual Property Rights, which is addressed by Section 3.15(g).
(g)    To the Knowledge of Seller, the conduct of the ETFs Business as currently conducted does not infringe or misappropriate the Intellectual Property Rights of any other Person. None of the Seller or its Affiliates (including the Transferred Entities) has within the past two years received any written notice or written claim asserting that the conduct of the ETFs Business infringes or misappropriates the Intellectual Property Rights of any other Person. To the Knowledge of the Seller, none of the Owned Intellectual Property Rights is being infringed or misappropriated by any other Person. None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Seller, all such Intellectual Property Rights are valid and enforceable.
(h)    The Seller and its Subsidiaries have taken commercially reasonable steps to protect their rights in the material Trade Secrets owned by any of them and used in the ETFs Business, excluding any information that any such Person, in the exercise of its business judgment, determined was of insufficient value to protect as a Trade Secret.
Section 3.16. Labor. None of the Seller and its Affiliates (including the Transferred Entities) is a party to or bound by any labor agreement, union contract or collective bargaining agreement relating to any ETFs Business Employee or other employees engaged in the ETFs Business, and there are no labor unions or other organizations representing any ETFs Business Employee. None of the ETFs Business Employees or other employees engaged in the ETFs Business are represented by any works council, union or other entity. Except as would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect, Seller and each of its Affiliates (including the Transferred Entities) is or has been in compliance with all applicable Laws in respect of employment and employment practices with respect to the ETFs Business Employees and other employees engaged in the ETFs Business

Exhibit 10.2

including all Laws in respect of terms and conditions of employment, health and safety, employee independent contractor classifications, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and the collection and payment of withholding or social security Taxes and any similar Tax. Since January 1, 2017, there has not been, and there is not now pending or, to the Knowledge of Seller, threatened (a) any material strike, lockout, slowdown, picketing or work stoppage with respect to the ETFs Business Employees or other employees engaged in the ETFs Business or (b) any unfair labor practice charge made against the ETF Business. As of the date of this Agreement, Section 3.16 of the Seller Disclosure Schedule sets forth a list of all ETFs Business Employees who are providing services pursuant to a work visa, a description of the type of visa and related expiration thereof, a list of work visas that will need to be transferred in connection with the transactions contemplated by this Agreement or any Ancillary Agreement and the employing entity through which such ETFs Business Employee’s underlying work visa was obtained.
Section 3.17.    Contracts. (a) Section 3.17(a) of the Seller Disclosure Schedule contains a complete and correct list of all material Contracts as of the date hereof that a Transferred Entity is a party to or is otherwise bound by (the “Specified Transferred Entity Contracts”).
(b) Section 3.17(b) of the Seller Disclosure Schedule contains a complete and correct list of all of the following Contracts in effect as of the date of this Agreement relating to the ETFs Business and to which Seller or any of its Affiliates (excluding the Transferred Entities to the extent duplicative of Section 3.17(a)) is a party or otherwise bound by (the “Specified ETFs Contracts” and, together with the Specified Transferred Entity Contracts and the Material IP Contracts, the “Specified Contracts”):
(i) any Contract for the placement, distribution or record-keeping of the shares of, or the sale of shares, units or other ownership interests of, an ETF Fund that is reasonably expected to provide for payments to, or provided for payments to, or provided for payments from, Seller or any of its Affiliates (including the Transferred Entities) in excess of $300,000 in 2016 or 2017;
(ii) any administration agreement or any other Contract for the provision of administrative services to the ETFs Business that is reasonably expected to provide for payments to, or provided for payments to, or provided for payments from, Seller or any of its Affiliates (including the Transferred Entities) in 2016 or 2017 in excess of $300,000 and by its terms is not terminable without penalty upon notice of 60 days or less;
(iii) any other Contract, other than a Benefit and Compensation Arrangement, relating to the ETFs Business that is reasonably expected to provide for payments to, or provided for payments to, is reasonably

Exhibit 10.2

expected to provide for payments from or provided for payments from, Seller or any of its Affiliates (including the Transferred Entities) with respect to the ETFs Business in excess of $300,000 in 2017 or 2016;
(iv) any Contract prohibiting or restricting in any material respect the ability of Seller or any of its Affiliates (including the Transferred Entities) (or, following the Closing, Buyer and its Affiliates) to conduct its business, to engage in any business, to solicit any Person, to operate in any geographical area or to compete with any Person, that limits in any material respect the freedom of the Transferred Entities or the ETFs Business (or, following the Closing, Buyer and its Affiliates) to solicit or hire employees, or that requires any Transferred Entity or the ETFs Business (or, following the Closing, Buyer and its Affiliates) to deal exclusively with any Person;
(v) any Contract for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of Seller and its Subsidiaries or any ETF Fund or that primarily relates to the ETFs Business and is material to the ETFs Business, taken as a whole;
(vi) any Contract relating to any Indebtedness of the ETFs Business, other than: (A) any Indebtedness solely between Transferred Entities; or (B) any Indebtedness for which the ETFs Business will not be liable following the Closing;
(vii) any Affiliate Arrangement relating to the ETFs Business that will be in effect after the Closing;
(viii) any Contract, other than a Benefit and Compensation Arrangement, that provides for earn-outs or other similar contingent obligations relating to the ETFs Business and as to which Buyer or its Affiliates will have any liability after the Closing;
(ix) any Contract relating to the acquisition or disposition of any assets or business (whether by merger, sale of stock, sale of assets or otherwise) with any outstanding obligations as of the date of this Agreement that are material to the ETFs Business, taken as a whole, or containing any right of first refusal, right of first offer or similar right that will be binding on Buyer or its Affiliates after the Closing;
(x) any Contract which contains (A) a “clawback” or similar undertaking by Seller or any of its Affiliates (including the Transferred Entities) requiring the reimbursement or refund of any fees or (B) a “most favored nation” or similar provision; and

Exhibit 10.2

(xi)    any other Contract primarily relating to the ETFs Business and entered into outside the ordinary course of business that is material to the ETFs Business.
(c)    Each Specified Contract is in full force and effect, and is valid and binding on Seller or its Affiliates (including the Transferred Entities) that is a party thereto, and, to the Knowledge of Seller, on each other party thereto, except as would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. Seller has made available to Buyer prior to the date of this Agreement a complete and correct copy of each Specified Contract, including all material amendments, modifications and supplements thereto as in effect on the date of this Agreement. There exists no breach, violation or default of any Specified Contract on the part of Seller and its Affiliates (including the Transferred Entities) which (with or without notice or lapse of time or both) would, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. None of Seller and its Affiliates (including the Transferred Entities) has received any written notice that it has breached, violated or defaulted under, or of an intention to terminate, not to renew or to challenge the validity or enforceability of any Specified Contract, except for any such breach, violation, default, termination, failure to renew or challenge of which would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. All of the right, title and interest of Seller and its Affiliates in the Specified Contracts listed on Section 3.17(c) of the Seller Disclosure Schedule (the “Assigned Contracts”) will be assigned, transferred and conveyed to the Transferred Entities (or otherwise to Buyer or its Subsidiaries) in the Restructuring, subject to the receipt of any counter-party consents set forth in Section 3.17(c) of the Seller Disclosure Schedule.
(d)    As of the date hereof, none of Seller and its Subsidiaries (including the Transferred Entities) has entered into, is bound by or subject to any of the following:
(i)    other than investment management and distribution Contracts entered into in the ordinary course of business consistent with past practice and standard indemnities contained in the Organizational Documents for Seller and its Subsidiaries (including the Transferred Entities) in favor of current or former directors, officers and employees of the ETFs Business for operating in that capacity, any Contract providing for the indemnification of any Person with respect to liabilities of the ETFs Business;
(ii)    other than Contracts entered into in the ordinary course of business consistent with past practice, any type of Contract relating to the ETFs Business to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses

Exhibit 10.2

thereunder that in any such case would be material to the ETFs Business; or
(iii)    other than Contracts entered into in the ordinary course of business consistent with past practice, any Contract relating to the ETFs Business requiring Seller or its Subsidiaries (including the Transferred Entities) (A) to provide seed capital or similar investment for any ETF Fund or otherwise with respect to the ETFs Business or (B) to cause the ETFs Business to invest in any investment product.
(e)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall Specified Contracts include any Existing ETF Contract or any Non-Assumed Infrastructure Contracts. A list of the categories and types of all Non-Assumed Infrastructure Contracts material to the ETFs Business is included in Section 3.17(e) of the Seller Disclosure Schedule.
(f) Section 3.17(f) of the Seller Disclosure Schedule sets forth a list of all Existing ETF Contracts (and identifies all such Existing ETF Contracts that contain any “most favored nations” provisions).
(g) Section 3.17(g) of the Seller Disclosure Schedule sets forth a description of any “key person” provision pertaining to ETFs Business Employees in any Contract of Seller and its Subsidiaries (including the Transferred Entities).
Section 3.18.    Absence of Changes. Since December 31, 2016, (i) no event or events have occurred or circumstance or circumstances have arisen or condition or conditions exist relating to Seller and its Affiliates (including the Transferred Entities) with respect to the ETF Business which has had or would reasonably be expected to have, individually or in the aggregate, an ETFs Business Material Adverse Effect and (ii) prior to the date of this Agreement, except, in the case of clause (A), for any actions taken in connection with any transactions contemplated by this Agreement or any Ancillary Agreement or any efforts to sell the ETFs Business (A) the ETFs Business has been conducted in the ordinary course consistent with past practices of the ETFs Business, (B) no Transferred Entity has taken any action that would be prohibited by Section 5.01(c)(A), (B), (D), (E), (F), (G), (H), (I), (K), (L) or (M) (in the case of (M), to the extent relating to the foregoing enumerated subsections) had such terms been applicable during such period has taken and (iii) none of Seller and its Subsidiaries (including the Transferred Entities) has taken any action in connection with the ETFs Business that would be prohibited by Section 5.01(b)(A), (B), (D), (E), (I) or (K) (in the case of (K), to the extent relating to the foregoing enumerated subsections) had such terms been applicable during such period.

Exhibit 10.2

Section 3.19. Compliance with Laws. (a) Except with respect to Taxes (which is specifically provided for in Section 3.12 and Article 8), in the past three years, Seller and its Affiliates (including the Transferred Entities) in connection with the ETFs Business and the ETF Funds have complied with, and are currently in compliance with, and currently operate and maintain their businesses in compliance with, all applicable Laws, except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. No unresolved inquiry or investigation by any Government Entity with respect to the Seller and its Affiliates (including the Transferred Entities) in connection with the ETFs Business or the ETF Funds is pending or, to the Knowledge of Seller, threatened, and no Government Entity has notified Seller or its Affiliates (including any Transferred Entity) in writing or, to the Knowledge of Seller, orally of its intention to conduct the same, except in any such case, such investigations as would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. None of Seller or its Affiliates (including the Transferred Entities) with respect to the ETFs Business or the ETF Funds has received any written or, to the Knowledge of Seller, oral notice or communication (i) of any unresolved violation or exception by any Government Entity relating to any examination of the ETFs Business, (ii) threatening to revoke or condition the continuation of any Permit relating to the ETFs Business or (iii) restricting or disqualifying the ETFs Business’ activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally), except in any such case, as would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect.
(b)    No Seller, Affiliate of Seller (including any Transferred Entity) or any of their respective “affiliated persons” (as that term is defined in the Investment Company Act as interpreted by the SEC or its equivalent under any applicable state or foreign Law) has any express or implied understanding or arrangement that would impose an unfair burden on any ETF Fund as a result of the transactions contemplated by this Agreement or would in any way make unavailable to Seller the benefits of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any applicable state or foreign Law, with respect to such ETF Fund.
(c)    In the past three years, Seller and its Affiliates (including the Transferred Entities) have filed all regulatory reports, schedules, forms, notices, registrations and other documents that relate to the ETFs Business, together with any amendments required to be made with respect thereto, that they were required to file with (i) any applicable domestic or foreign Self-Regulatory Organization and (ii) all other applicable Government Entities, and have paid all fees and assessments due and payable in connection therewith, except in any such case, such matters that would not reasonably be expected to have an ETFs Business Material Adverse Effect.

Exhibit 10.2

(d)    All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments in effect as of the date of this Agreement or the Closing Date, other than arrangements and instruments of a de minimis value, entered into by any of the ETF Funds or by Seller or its Affiliates (including the Transferred Entities) for the account of one or more of the ETF Funds, were entered into (i) to the extent entered into by or for the account of such an ETF Fund, in accordance with investment guidelines, prospectuses or offering memoranda applicable to such ETF Fund, (ii) in accordance in all material respects with all applicable Laws and (iii) with counterparties as directed by the applicable ETF Fund (where the ETF Fund so directs), in all cases except where failure to do so would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. Neither Seller or its Affiliates (including the Transferred Entities), any ETF Fund, nor, to the Knowledge of Seller, any other party thereto is in material breach of any of its obligations under any such Contract.
(e)    To the Knowledge of Seller, except as not prohibited under applicable Law, in the past three years, no Transferred Entity, and none of Seller or any of its Affiliates (excluding the Transferred Entities) with respect to the ETFs Business, has offered or given anything of value to any official of a Government Entity, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Government Entity to affect or influence any act or decision of such Government Entity or to assist the obtaining or retaining of business for, or with, or the directing of business to a Transferred Entity or the ETFs Business, or (ii) constituting a bribe, kickback or illegal or improper payment to assist a Transferred Entity or the ETFs Business in obtaining or retaining business for or with any Government Entity.
Section 3.20. Assets Under Management; Investment Advisory Activities.
(a)    Prior to the execution of this Agreement, Seller has delivered to Buyer a list attached as Exhibit B hereto (the “Base Revenue Schedule”), with respect to each ETF Fund as of the date hereof:
(i) the name of such ETF Fund and whether such ETF Fund is a 40 Act ETF Fund or a CurrencyShares Fund;
(ii) the Adjusted Assets Under Management (calculated in accordance with clause (a) of the definition of such term) of such ETF Fund as of the Base Date;
(iii)     the stated annualized fee rate payable to the ETFs Business by such ETF Fund under the applicable Existing ETF Contract and the amount of any related fee paid by such ETF Fund to any Person other than Seller and its Subsidiaries (including the Transferred Entities) and the terms of any fee waivers, expense reimbursement (or assumption) arrangements and unreimbursable payments being made by Seller or any

Exhibit 10.2

of its Subsidiaries (including the Transferred Entities) to brokers, dealers or other Persons with respect to the distribution of shares of such ETF Fund or to services provided to the ETF Fund shareholders, in each case as of the Base Date;
(iv) the rate and method of computation of any amounts payable in respect of revenue sharing or licensing arrangements to any Person by Seller or its Subsidiaries (excluding the Transferred Entities) with respect to such ETF Fund; and
(v) the Revenue Run-Rate in respect of such ETF Fund as of the Base Date.
(b)    Each Existing ETF Contract and any amendment, continuance or renewal thereof, in each case, in effect as of the date of this Agreement, (i) has been duly authorized, executed and delivered by Seller or a wholly-owned Subsidiary of Seller and (ii) is a valid and legally binding agreement, enforceable against Seller or such applicable Subsidiary and, to the Knowledge of Seller, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except, in any such case, for such matters that would not reasonably be expected to have an ETFs Business Material Adverse Effect. Other than reimbursement obligations pursuant to ETF Contracts as in effect on the date hereof and included on the list referenced in Section 3.20(a), or the fee waiver or expense reimbursement arrangements set forth on Section 3.20(b) of the Seller Disclosure Schedule, none of Seller or its Subsidiaries has any arrangements or agreements with any of the ETF Funds pursuant to which Seller or any such Subsidiary has agreed to pay, reimburse or otherwise be responsible for any material expense of or material claims against any of the ETF Funds.
(c)    None of the Transferred Entities is registered, or is required to be registered, in the United States as an investment adviser, commodity trading adviser, commodity pool operator or broker-dealer under the Commodity Exchange Act of 1936, the Exchange Act or the Investment Advisers Act or in a similar capacity in any other jurisdiction, except, in any such case, for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the ETFs Business taken as a whole.
(d)    None of Seller nor its Affiliates have any “seed capital” investments in the ETF Funds.
(e)    The ETFs Business currently maintains the investment management performance composites listed in Section 3.20(e) of the Seller Disclosure Schedule (the “Composites”). The performance history of the Composites is accurate and complete in all material respects. Except as set forth on Section 3.20(e) of the Seller Disclosure Schedule, all of the investment decision makers

Exhibit 10.2

responsible for the investment performance reflected in the Composites who are employed in the ETFs Business on the date hereof are included among the ETF Business Employees and none of Seller nor its Affiliates will object to the use by Buyer and its Affiliates of all Composites following the Closing.
Section 3.21. ETF Funds. (a) Organization. Each ETF Fund has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has, and at all times in the past three years (or, if later, since its launch date), had the requisite power, right and authority to carry on its business as it is now (or was then) being conducted in each jurisdiction where it is organized or listed on an exchange, except where such lack of such power, right or authority would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect, and (except in the case of the CurrencyShares Funds) is duly registered with the SEC as an investment company under the Investment Company Act. Each ETF Fund that is required to be registered as a regulated fund or investment company under the Laws of any jurisdiction other than the United States is so registered, other than any failure to be so registered that would not reasonably be expected to have an ETFs Business Material Adverse Effect.
(b)    Fund Boards. Each of the 40 Act ETF Funds is governed by a board of trustees or board of directors at least 75% of whom are not “interested persons” (as defined in the Investment Company Act) of the investment adviser to such ETF Fund.
(c)    Compliance. (i) Each ETF Fund has complied in the past three years (or, if later, since its launch date) and is in compliance with its investment policies and restrictions, if any, as such policies and restrictions may be set forth in its offering or plan documents (as they may be amended from time to time) and in applicable Laws, if any, and (ii) the value of the Net Assets of each ETF Fund has been determined in the past three years (or, if later, since its launch date) and is being determined using portfolio valuation methods that comply in all material respects with the methods described in its offering or plan documents, if any, and the requirements of any applicable Laws, other than, in each case of (i) and (ii), any non-compliance that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. There is no material Legal Proceeding pending against any ETF Fund or, to the Knowledge of Seller, threatened against any ETF Fund. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction not generally imposed on similarly situated investment funds imposed upon or entered into by any ETF Fund.
(d)    Fund Financial Statements.
(i)    Seller has made available to Buyer, or directed Buyer to, prior to the date of this Agreement copies of the financial statements for the most recently completed fiscal year, to the extent that they exist, of each of the ETF Funds (the “Fund Financial Statements”). Each of the

Exhibit 10.2

Fund Financial Statements fairly presents in all material respects the results of operations and changes in Net Assets of the respective ETF Fund as of the date thereof
(ii)    (A) The annual report to shareholders of each of the ETF Funds with respect to such ETF Fund’s most recently completed fiscal year and all other documents filed subsequent to such fiscal year end under Section 30(a) or 30(b) of the Investment Company Act (or the Exchange Act in the case of the CurrencyShares Funds), in each case in the form filed with the SEC or delivered to shareholders (each, an “ETF Fund Financial Report”), did not, as of their respective dates (without giving effect to any amendment thereto filed after the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading, and (B) each of the financial statements contained in or incorporated by reference into the ETF Fund Financial Reports (including the related notes and schedules thereto) fairly presents in all material respects the financial position of the entity or entities to which it relates as of its date, in accordance with generally accepted accounting principles consistently applied, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements, except in the cases of clauses (A) and (B) for instances of noncompliance that would not, individually or in the aggregate, have an ETFs Business Material Adverse Effect.
(e)    Principal Offering Documents for ETF Funds. To the extent a prospectus, statement of additional information or offering memorandum (“Prospectus”) is used as of the date of this Agreement to offer shares or other interests in an ETF Fund, a copy of such Prospectus has been made available to Buyer prior to the date of this Agreement. Each Prospectus used as of the date of this Agreement to offer shares or other interests in an ETF Fund has been prepared in compliance with the requirements of applicable Laws, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. In the past three years, each ETF Fund has timely filed all material Prospectuses, financial statements, other forms, reports, sales literature and advertising, and any other documents required to be filed with any applicable Government Entity and any required amendments thereto (the “Reports”), except where the failure to timely file a Report would not reasonably be expected to have an ETFs Business Material Adverse Effect. In the past three years, the Reports have been prepared in compliance with the requirements of applicable Laws, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect.
(f)    ETF Fund Shares. All issued and outstanding ETF Fund shares and all other interests, if applicable, have been duly and validly issued, are fully paid

Exhibit 10.2

and, unless otherwise required by applicable Law, nonassessable, and were not issued in violation of preemptive or similar rights or applicable Law, except for such matters that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. In the past three years, all outstanding ETF Fund shares and all other interests, if applicable, that were required to be registered under the Securities Act have been sold in all material respects pursuant to an effective registration statement filed thereunder (and, where applicable, under the Investment Company Act) and are qualified in all material respects for sale, or an exemption from any requirement to so qualify is in full force and effect, in each state and territory of the United States and the District of Columbia and in any foreign jurisdiction to the extent required under applicable Law and no such registration statement contained, as of its effective date, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or is subject to any stop order or similar order restricting its use, other than, in each case, any failure to be registered or qualified or exempt, any inclusion of an untrue statement of a material fact or any failure to state a material fact that is required to be stated or any order restricting its use that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect.
(g)    Contracts. No ETF Fund is party to or subject to any Contract which is in violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of the ETF Fund, or to the Knowledge of Seller, any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. All investment advisory services rendered to the ETF Funds by Seller and its Subsidiaries have been rendered by them pursuant to Contracts that were approved by the boards of the ETF Funds and annually continued in effect by such boards where such approval and annual continuances are required under applicable Law and, to the extent required by applicable Law, the holders of shares of beneficial interest or of common stock in each ETF Fund, except for such matters that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect.
(h)    Policies and Procedures. Each 40 Act ETF Fund has written policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act that are reasonably designed to prevent, detect and correct material violations of the Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. In the past three years, there have been no Material Compliance Matters, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, for any 40 Act ETF Fund, other than those which (i) have been reported to the applicable ETF Fund Board and satisfactorily remedied or are in the process of being remedied and (ii) would not reasonably be expected to have an ETFs Business Material Adverse Effect. Each ETF Fund that is required to be registered under any other applicable Law has, to the extent

Exhibit 10.2

required by such other applicable Law, written policies and procedures that are reasonably designed to prevent, detect and correct material violations of such applicable Law, and, in the past three years, no such violations have been detected other than those that have been satisfactorily remedied or are in the process of being remedied and would not reasonably be expected to have an ETFs Business Material Adverse Effect. Section 3.21(h) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all strategies or plans currently contemplated by Seller or its Subsidiaries with respect to the ETF Funds to effect any merger or closure (or, in respect of the ETF Funds branded “Guggenheim”, “CurrencyShares” or “BulletShares” or any derivative thereof, re-branding of the ETF Fund name) of, or any replacement of the portfolio management team for, any ETF Fund, other than as contemplated by Section 7.05.
(i)    Proxy Solicitation Materials. Except to the extent it relates to Buyer, its Affiliates or the Buyer Fund or Buyer Fund Series or includes information provided by Buyer, its Affiliates or the Buyer Fund or Buyer Fund Series specifically for inclusion or incorporation by reference therein (to which extent no representation by Seller is made) and except in the case of a Fund Merger Proxy Statement/Prospectus, the proxy solicitation, or other consent solicitation, materials prepared by Seller or its Subsidiaries and distributed to the investors in a ETF Fund in connection with the Assignment Requirements will not, at the time of the mailing of such proxy, or other consent, materials or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will contain all information necessary in order to make the disclosure of information therein satisfy the requirements of applicable Laws in all material respects. None of the information supplied or to be supplied by or on behalf of Seller, its Affiliates or the 40 Act ETF Funds specifically for inclusion or incorporation by reference in a Fund Merger Proxy Statement/Prospectus will, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(j)    Existing ETF Contracts. Each Existing ETF Contract subject to Section 15 of the Investment Company Act has been duly approved, continued and at all times in the past three years has been in compliance with the Investment Company Act, except for such matters that would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect. Each Existing ETF Contract, whether or not subject to Section 15 of the Investment Company Act, has been performed by the ETFs Business in the past three years in accordance with its terms, except for such matters that would not,

Exhibit 10.2

individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect.
(k)    Certain Tax Matters of the ETF Funds. Section 3.21(k) of the Seller Disclosure Schedule sets forth with respect to each ETF Fund the intended classification of such ETF Fund as:
(i) a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of state or local Law in any jurisdiction in which such ETF Fund filed, or is required to file, a Tax Return;
(ii) a partnership for U.S. federal income tax purposes and any similar provisions of state or local law in any jurisdiction in which such ETF Fund filed or was required to file, a Tax Return;
(iii)     a grantor trust taxable under Subchapter J of Chapter 1 of the Code and under any similar provisions of state or local Law in any jurisdiction in which such ETF Fund filed, or is required to file, a Tax Return; or
(iv) an entity organized under the laws of a foreign country that qualifies for the special Tax treatment under the laws of such foreign country specified on Section 3.21(k) of the Seller Disclosure Schedule; and, to the Knowledge of Seller, each such ETF Fund has qualified, for all taxable years since its inception, to be so classified. Except as would not reasonably be expected to have an ETFs Business Material Adverse Effect, each ETF Fund (i) has duly and timely filed with the appropriate Government Entity all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid, or withheld and paid over, all Taxes due or claimed to be due by any Government Entity or with respect to Taxes not yet due and payable, made an adequate provision on its financial statements in accordance with GAAP or other relevant applicable accounting principles, (iii) is in compliance with all applicable Laws regarding the filing, solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign Tax reporting requirements, (iv) that is intended to be a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code, and is qualified to pay exempt interest dividends as defined therein, and (v) with variable insurance trust portfolios has complied with the diversification requirements of Section 817 of the Code.
(l)    Plan Assets. None of the assets of the ETF Funds constitute “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA.

Exhibit 10.2

(m)    ERISA. Neither (i) any Transferred Entity nor (ii) any affiliate thereof (as defined in Section VI(d) of Department of Labor Class Exemption 84-14 (“PTE 84-14”)) who is also a director, officer or employee of a Transferred Entity, and who is also a Transferred Employee, has been convicted of or released from imprisonment with respect to any felony or other crime that would prevent the Buyer from qualifying as a qualified professional asset manager as defined in PTE 84-14 after the Closing.
Section 3.22. Property. None of the Transferred Entities own any real property or any interests therein.
Section 3.23. [Intentionally Omitted]
Section 3.24. Sufficiency of Assets. Except for those assets and services listed in Section 3.24 of the Seller Disclosure Schedule, and except for the fact that the Buyer will not (1) acquire Seller’s registered investment adviser, distribution and broker-dealer Subsidiaries engaged in the ETFs Business, (2) acquire any employees engaged in the ETFs Business other than the Identified Business Employees, or (3) be assigned, transferred or conveyed the right, title and interest of Seller and its Affiliates in any Specified Contracts other than the Assigned Contracts (it being understood that the Specified Transferred Entity Contracts will be indirectly conveyed to Buyer upon its acquisition of the Membership Interests notwithstanding that they are not Assigned Contracts), (a) the assets, properties and rights owned by the Transferred Entities following the Restructuring, taken together with (x) the rights under the Index Data Agreement and under the Assigned Contracts, (y) the Transferred Entity Records, the Other ETFs Business Records and the other information and materials to be provided to Buyer under Section 5.02(c) and (z) the administrative services to be provided under the Transition Services Agreement, are in all material respects sufficient (i) for the conduct of the ETFs Business immediately following the Closing in substantially the same manner as conducted on the date hereof or as of the Closing Date and (ii) to provide the services relating to the use and maintenance of indexes that are utilized by the ETF Funds on the date hereof as such services are provided by Seller and its controlled Subsidiaries on the date hereof or as of the Closing Date in connection with the ETFs Business in all material respects, and (b) there are no material assets, properties or rights primarily used in the conduct of the ETFs Business as presently conducted which will not following the Restructuring be (i) owned, leased or licensed by the Transferred Entities, (ii) covered by the Index Data Agreement, the Assigned Contracts, the Transferred Entity Records, the Other ETFs Business Records or the other information and materials to be provided to Buyer under Section 5.02(c) or (iii) administrative services to be provided under the Transition Services Agreement.

Exhibit 10.2

Section 3.25. Finders’ Fees. Except for fees that will be paid by Seller and its Affiliates (other than the Transferred Entities), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates (including the Transferred Entities and their Subsidiaries) who would be entitled to any fee or commission from any Person (other than Seller or one of its Affiliates other than a Transferred Entity) in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereunder and thereunder.
Section 3.26. Insurance. The Transferred Entities will be covered, prior to Closing, by insurance policies of Seller, and the Transferred Entities do not (and will not prior to Closing) maintain any other insurance policies or coverage.
Section 3.27. Affiliate Arrangements. Other than Contracts that by their terms are terminable by either party thereby without penalty upon notice of 60 days or less and set forth in Section 3.27 of the Seller Disclosure Schedule, there is no Contract, liability or obligation (whether or not evidenced by a writing) between a Transferred Entity, on the one hand, and Seller or any of its Affiliates (other than the Transferred Entities), on the other hand (any such Contract, liability or obligation, an “Affiliate Arrangement”).
Section 3.28. Filings. None of the information regarding Seller, any of its Affiliates or any ETF Fund supplied or to be supplied by Seller, any of its Affiliates or any ETF Fund in writing specifically for inclusion in any application, filing or other document to be filed by Buyer, its Subsidiaries or a Buyer Fund with any Government Entity in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any such Government Entity, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.29. No Other Representations. Seller acknowledges and agrees that, except for the representations and warranties contained in Article 4, none of Buyer or the Buyer Funds or any of their respective Affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning Buyer or the Buyer Funds or any of their respective Affiliates or representatives or the transactions contemplated by this Agreement.

Exhibit 10.2

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Subject to Section 13.11, except as set forth in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:
Section 4.01. Organization and Qualification. Buyer is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Buyer has the requisite corporate power and authority to carry on its business as conducted as of the date of this Agreement and to own, lease and operate all of its properties and assets, in all material respects as conducted, owned, leased or operated as of the date of this Agreement. Buyer is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.02. Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is or will be a party, and each of the transactions contemplated hereunder and thereunder, have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement or any of the transactions contemplated hereunder or thereunder.
Section 4.03. Consents and Approvals. Other than in connection with (i) the HSR Act or any other Antitrust Laws, (ii) any applicable banking, securities or other financial services Laws of any banking commission or any securities or other financial services regulator, (iii) filings with the NYSE and compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws or (iv) such other Laws, in each case of (i) through (iii), that are set forth on Section 4.03 of the Buyer Disclosure Schedule (the matters covered under clauses (i) through (iv) above, collectively, the “Buyer Required Approvals”), Buyer and its Affiliates are not required to obtain any authorization, waiver, consent or approval of, make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by Buyer of this Agreement or the execution, delivery and performance by Buyer and its Subsidiaries of each of the Ancillary Agreements to which Buyer or any of its Subsidiaries is or will be a party or the consummation by Buyer or its Subsidiaries of any of the transactions contemplated hereunder or thereunder, other than any

Exhibit 10.2

authorization, waiver, consent, approval, filing, registration notice or Permit, the failure of which to obtain, make or give would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. As of the date hereof, Buyer is not aware of any reason why any Buyer Required Approvals will not be received in order to permit the consummation of the transactions contemplated hereby.
Section 4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and by Buyer and its Subsidiaries of each of the Ancillary Agreements to which Buyer or any of its Subsidiaries is or will be a party, and the consummation by Buyer and its Subsidiaries of the transactions contemplated hereunder and thereunder, do not and will not (i) conflict with or violate any provision of the Organizational Documents of Buyer or any of its Subsidiaries, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings referred to in Section 4.03, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, cancellation, modification or acceleration of any right or obligation of Buyer or any of its Subsidiaries under, or give rise to any payment conditioned, in whole or in part, on approval or consummation of the transactions contemplated hereby, or result in a loss of any benefit to which Buyer or any of its Subsidiaries is entitled, with or without the giving of notice, the lapse of time or both, under any Contract or other agreement or instrument binding upon Buyer or any of its Subsidiaries or to which the property of Buyer or any of its Subsidiaries is subject or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 4.03 or (B) required to be received or made by any of the Transferred Entities or by Seller of any of its Affiliates, violate or result in a breach of or constitute a default under any Law to which Buyer or any of its Subsidiaries is subject or under any Permit of Buyer or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any conflict, breach, default, termination, Encumbrance, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect (excluding, for this purpose only, clause (H) of the definition of Material Adverse Effect).
Section 4.05. Binding Effect. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Seller (or, in the case of the Ancillary Agreements, Seller or a Subsidiary of Seller), this Agreement constitutes, and each Ancillary Agreement when executed and delivered will constitute, a valid and legally binding obligation of Buyer (or, in the case of the Ancillary Agreements, of Buyer or a Subsidiary of Buyer) enforceable against Buyer or such Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Exhibit 10.2

Section 4.06. Financial Capability. Buyer has, or will have at the Closing, funds sufficient to pay the amounts required to be paid under Article 2 and to pay all related fees and expenses hereunder.
Section 4.07. Investment Purpose. Buyer is acquiring the Membership Interests for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or state securities or “blue sky” Law, or with any present intention of distributing or selling such interests in violation of any such Law. Buyer has requested, received, reviewed and considered all information that Buyer deems relevant in making an informed decision to acquire the Membership Interests, and has had an opportunity to discuss the business, management and financial affairs of the Transferred Entities with management of the ETFs Business and also had an opportunity to ask questions of officers of Seller or its Subsidiaries (including the Transferred Entities) that were answered to Buyer’s satisfaction; provided that such inquires do not impair the rights of Buyer to rely on the representations and warranties of Seller as set forth in Article 3. Buyer understands that Seller is relying on the statements contained herein to establish an exemption from registration under U.S. federal and state securities Laws. Buyer acknowledges that the Membership Interests are not registered under the Securities Act and that the Membership Interests may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to Laws and regulations of other jurisdictions as applicable.
Section 4.08. Information in Proxy and Consent Solicitation Materials. None of the information supplied or to be supplied by or on behalf of Buyer, its Affiliates or the Buyer Fund or the Buyer Series specifically for inclusion or incorporation by reference in the proxy solicitation, or other consent solicitation, materials distributed to the investors in an ETF Fund in connection with the Assignment Requirements will, at the time of the mailing of such proxy, or other consent, materials or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent it relates to Seller, its Affiliates or the 40 Act ETF Funds or with respect to information provided by Seller, its Affiliates or the 40 Act ETF Funds specifically for inclusion or incorporation by reference therein (to which extent no representation by Buyer is made), each Fund Merger Proxy Statement/Prospectus will not, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will contain all information necessary in order to make the disclosure of information therein satisfy the requirements of applicable Laws in all material respects.

Exhibit 10.2

Section 4.09. Section 15(f) of the Investment Company Act. None of Buyer or any of its respective “interested persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) has any express or implied understanding or arrangement which would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any 40 Act ETF Fund or any Buyer Fund for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated hereby or which would in any way cause Section 15(f) of the Investment Company Act to be unavailable to Seller.
Section 4.10. Filings. None of the information regarding Buyer, any of its Affiliates or Buyer Fund or any Buyer Fund Series supplied or to be supplied by Buyer, any of its Affiliates or Buyer Fund or any Buyer Fund Series in writing for inclusion in any application, filing or other document to be filed with any Government Entity in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any such Government Entity, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 4.11. Compliance with Laws. In the past three years, Buyer, its Subsidiaries and Buyer Fund and the Buyer Fund Series have complied with, are currently in compliance with, and currently operate and maintain their businesses in compliance with, all applicable Laws, except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. No unresolved investigation by any Government Entity with respect to any of Buyer, its Subsidiaries, the Buyer Fund or the Buyer Fund Series is pending or, to the Knowledge of Buyer, threatened, and no Government Entity has notified Buyer or any of its Subsidiaries in writing or, to the Knowledge of Buyer, orally of its intention to conduct the same, except, in any such case, such investigations as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. None of Buyer or its Subsidiaries or the Buyer Fund or the Buyer Fund Series has received any written or, to the Knowledge of Buyer, oral notice or communication (i) of any unresolved violation or exception by any Government Entity, (ii) threatening to revoke or condition the continuation of any Permit or (iii) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally), except in any such case, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.12. Finders’ Fees. Except for fees that will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in

Exhibit 10.2

connection with the transactions contemplated by this Agreement or any Ancillary Agreement.
Section 4.13. Legal Proceedings. As of the date of this Agreement, there is no Legal Proceeding pending against, or to the Knowledge of Buyer, threatened against, or affecting Buyer or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated by this Agreement. There is no Legal Proceeding pending against, or to the Knowledge of Buyer, threatened against, or affecting Buyer or any of its Affiliates, except for any such Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.14. No Other Representations. Buyer acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of Seller or the ETF Funds or any of their respective Affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning Seller or the ETF Funds or any of their respective Affiliates or representatives or the transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS OF SELLER
Section 5.01. Conduct of the ETFs Business.
Seller agrees that:
(a)    From the date of this Agreement to and through the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as set forth in Section 5.01(a) of the Seller Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as required by any applicable Law or (iv) with Buyer’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Subsidiaries (including the Transferred Entities) to, conduct the ETFs Business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to (x) preserve intact the material business and operations of the ETFs Business and preserve intact its material rights, franchises, goodwill and relationships with the ETF Funds (including the boards of trustees and shareholders thereof), any applicable Government Entity, customers, lessors, suppliers and others with whom it does business as part of the ETFs Business and (y) keep available the services of the ETFs Business Employees.
(b)    Without limiting the generality of Section 5.01(a), from the date of this Agreement to and through the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as set forth in the corresponding subsection of Section 5.01(b) of the Seller Disclosure Schedule, (ii)

Exhibit 10.2

as otherwise expressly contemplated by this Agreement, (e) as required by any applicable Law, or (iii) with Buyer’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Subsidiaries (including the Transferred Entities) not to, do any of the following with respect to the ETFs Business:
(A) sell, lease, license (other than in the ordinary course consistent with past practice), transfer, pledge, convey, assign, mortgage or otherwise dispose of any of their respective material rights, properties or assets, tangible or intangible, that (1) are primarily used in the ETFs Business or, (2) with respect to assets that are not primarily used in the ETFs Business, in a manner that will impair the ability of Seller and its Subsidiaries to perform their obligations under this Agreement or the Ancillary Agreements in any material respect, other than, in each case, obsolete or non-used assets or rights or properties or assets with a net book value not in excess of $500,000 in the aggregate;
(B)    issue, sell, deliver, pledge, transfer, dispose of or encumber (1) any limited liability company interest or any other equity interests in any Transferred Entity or (2) any Equity Rights in respect of, securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either any securities convertible into or exchangeable for, or evidencing the right to subscribe for or acquire, any limited liability company interest or any other equity interest in, any Transferred Entity or make any other changes in the capital structure of any Transferred Entity;
(C)    other than in the ordinary course of business consistent with past practice, (1) amend, cancel, waive, modify, transfer or otherwise dispose of or permit to lapse any material Intellectual Property Rights used primarily in connection with the ETFs Business, (2) grant any exclusive license or other material rights thereunder to any Person that adversely impact the ETFs Business or, (3) in the case of Intellectual Property Rights used primarily in the ETFs Business, grant any license or other rights thereunder to any Person;
(D)     except as required by Law, the terms of any Benefit and Compensation Arrangement in effect as of the date of this Agreement or as set forth in Section 5.01(b)(iv)(D) of the Seller Disclosure Schedule, (1) increase or agree to increase the compensation of any ETFs Business Employee, other than (x) payment of any incentive compensation accrued and payable in the ordinary course of business consistent with past practice, and (y) salary increases in the ordinary course of business

Exhibit 10.2

consistent with past practice for ETFs Business Employees, (2) increase or agree to materially increase any severance benefits for, or amend or terminate any benefit or compensation arrangements primarily resulting in material benefit or material detriment to, any ETFs Business Employees, other than as generally applicable to employees of the Seller participating in such plans, (3) (I) establish or adopt any Benefit and Compensation Arrangement at any of the Transferred Entities or (II) enter into or adopt any new change in control, severance or retention agreement, arrangement, plan or policy for the primary benefit of, or with, any ETFs Business Employees, or (4) terminate (I) other than in the ordinary course of business consistent with past practice or (II) otherwise without cause, any ETFs Business Employees;
(E)    (1) commence or pay, discharge, settle or satisfy any Legal Proceedings relating to the ETFs Business except settlements involving only monetary remedies with a value not in excess of $200,000 for any individual Legal Proceeding or $400,000 in the aggregate, other than the commencement of any such Legal Proceeding in the ordinary course of business consistent with past practice or (2) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise relating to the ETFs Business;
(F)    (1) enter into any Contract between Seller or any of its Subsidiaries, on the one hand, and any Transferred Entity, on the other hand, (2) enter into a Contract relating to the ETFs Business containing a “most favored nation” provision which would be applicable to Buyer and its Affiliates following the Closing, (3) amend any existing Contract relating to the ETFs Business in a manner to provide that a “most favored nation” provision contained therein would have a similar effect, (4) except in the ordinary course of business consistent with past practice, materially amend, modify, terminate, renew or cancel any Specified Contract or enter into any new Contract that would be a Specified Contract if in existence as of the date hereof, or (5) enter into any Contract prohibiting or restricting the ability of the ETFs Business (or, following the Closing, Buyer and its Affiliates) to conduct its business, to engage in any business, to solicit any Person, to operate in any geographical area or to compete with any Person, that limits the freedom of the ETFs Business (or, following the Closing, Buyer and its Affiliates) to solicit or hire employees, or that requires the ETFs Business (or, following the Closing, Buyer and its Affiliates) to deal exclusively with any Person;

Exhibit 10.2

(G)    form, organize or sponsor any collective investment vehicle or other fund except (1) as contemplated by or consistent with the current business plans of the ETFs Business or (2) in the ordinary course of business consistent with past practice;
(H)    take any action that would prevent any ETF Fund which is required to be registered with the SEC or comparable regulatory or self-regulatory authority of any jurisdiction as a pooled investment vehicle from qualifying as a “regulated investment company” under Section 851 of the Code or comparable pass-through regime in any other applicable jurisdiction to the extent such status is intended in such ETF Fund’s constituent documents or marketing materials;
(I) make any material changes in its methods, practices, principles or policies of financial accounting, except as may be required under GAAP;
(J) with respect to the Transferred Entities or except as would not materially and adversely affect the ETFs Business, make, change or revoke any material tax election, file any material amended Tax Return, surrender any claim to a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or
(K) authorize or enter into any Contract or commitment with respect to any of the foregoing.
(c)    Without limiting the generality of Section 5.01(a) or Section 5.01(b), from the date of this Agreement to and through the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as set forth in the corresponding subsection of Section 5.01(c) of the Seller Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as required by any applicable Law, or (iv) with Buyer’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each of the Transferred Entities not to do any of the following:
(A) sell, lease, license (other than ordinary course intellectual property licenses), transfer, pledge, convey, assign, mortgage or otherwise dispose of any of their respective material rights, properties or assets, tangible or intangible, other than making cash dividends or distributions to their members;
(B)    other than in the ordinary course of business consistent with past practice, amend, cancel, waive, modify, transfer or otherwise dispose of or permit to lapse any material Intellectual Property Rights used in connection with the ETFs

Exhibit 10.2

Business, grant any license or other rights thereunder to any Person;
(C)    hire any employees or contractors, enter into any agreement or commitment to provide any pension, welfare, retirement allowance, severance or other employee benefits or enter into or commit to any change in control or severance agreement, arrangement, plan or policy;
(D)    (1) commence or pay, discharge, settle or satisfy any Legal Proceedings or (2) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
(E)    make or incur any capital expenditures;
(F)    amend in any material respect any provision of any Organizational Document of any Transferred Entity or of any term of any outstanding security issued by any Transferred Entity;
(G)    merge or consolidate with any other Person or acquire (by merger, consolidation, purchase of assets or equity interests or otherwise) any businesses, assets, properties, or interests in any other Person;
(H) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(I)(1) incur, assume or guarantee any Indebtedness that will remain outstanding following the Closing, (2) cancel or waive any claims under any material Indebtedness or amend or modify in any material respect the terms relating to such Indebtedness, (3) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for obligations of any other Person, or (4) other than in the ordinary course of business consistent with past practice make any material loans or advances;
(J) materially amend, terminate or allow to lapse any material Permit;
(K)    assume or become liable for any obligation of any other person, other than the assumption of Contracts as expressly contemplated by the Restructuring;

Exhibit 10.2

(L)    make any material changes in its methods, practices, principles or policies of financial accounting, except as may be required under GAAP; or
(M) authorize or enter into any Contract or commitment with respect to any of the foregoing.
Section 5.02. Access to Information. (a) From the date hereof until the Closing Date, Seller will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the personnel, books and records of Seller and its Subsidiaries relating to the ETFs Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the ETFs Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller and its Subsidiaries to cooperate with Buyer in its investigation of the ETFs Business. Any investigation pursuant to this Section 5.02(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 5.02(a) shall affect or be deemed to modify any representation or warranty made by any party hereunder.
(b)    From and after the Closing Date, upon reasonable notice and subject to applicable Laws relating to the exchange of information, Seller will promptly provide Buyer and its agents reasonable access to the books of account, financial and other records (including accountant’s work papers), information, employees and auditors of Seller and its Subsidiaries to the extent reasonably necessary for Buyer in connection with Buyer’s preparation of its annual and periodic public financial reporting obligations (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), any audit, investigation relating to the ETFs Business, dispute or litigation relating to the ETFs Business or any other reasonable business purpose relating to the ETFs Business including to the extent reasonably necessary to permit Buyer to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits, and without prejudice to any indemnification rights under Article XI) reasonably incurred in connection with the foregoing. No information or knowledge obtained in any investigation pursuant to this Section 5.02(b) shall affect or be deemed to modify any representation or warranty made by any party hereunder.
(c)    Without limiting the foregoing rights, Seller shall deliver to Buyer copies (or, if applicable, a knowledge transfer) of all know-how, processes, manuals, and other materials used by Seller and its Affiliates in the ETFs Business

Exhibit 10.2

and relating to the maintenance and operation of the indices utilized in the ETFs Business as of the Closing.
(d)    Notwithstanding the foregoing, Buyer shall not have access to (i) materials entitled to legal privilege (or which could jeopardize the attorney-client privilege of Seller or its Affiliates), (ii) personnel records of Seller or its Subsidiaries (including the Transferred Entities) relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller or its Subsidiaries (including the Transferred Entities) to risk of liability or (iii) other information which in Seller’s good faith opinion could reasonably be expected to subject Seller or its Subsidiaries to liability. The parties shall endeavor in good faith to make appropriate substitute disclosure arrangements, if practicable, in a manner that does not give rise to any of the circumstances referred to in the preceding sentence.
(e)    Notwithstanding the foregoing, access to information with respect to Tax matters shall be provided as designated in Section 8.05.
Section 5.03. Non-Solicitation of Alternative Transactions. (a) Unless and until this Agreement will have been terminated in accordance with its terms, Seller shall not, and Seller shall cause its Affiliates not to, and shall cause its and its Affiliates’ officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any proposal to acquire or purchase any capital stock of, or merger consolidation, combination, sale of assets, reorganization or similar transaction involving the ETFs Business, (ii) enter into or participate in any discussions or negotiations with or authorize any financial advisor or other Person to solicit or participate in discussions or negotiations with, furnish any non-public information relating to the ETFs Business (other than as to the existence of these provisions) or afford access to the business, employees, properties, assets, books or records of the ETFs Business to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Person other than Buyer and its Affiliates to make such a proposal, (iii) enter into any agreement with any party other than the Buyer and its Affiliates with respect to such a proposal, or (iv) authorize any of the foregoing actions.
(b)    Seller shall, and shall cause its Affiliates, to immediately terminate and cause to be terminated any and all existing discussions or negotiations with any Persons (other than Buyer and its Affiliates) conducted heretofore with respect to any of the foregoing actions described in Section 5.03(a). Seller shall, and shall cause its Affiliates to, enforce their respective rights under, and shall not, release any third party from, the confidentiality and standstill provisions of any agreement to which Seller or its Affiliates is a party with respect to a potential sale of capital stock of, or merger, consolidation, combination, sale of assets, reorganization or similar transaction involving the ETFs Business and shall

Exhibit 10.2

promptly take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any such third party to make any proposal regarding the foregoing.
Section 5.04. Resignations. On or prior to the Closing Date, Seller will deliver to Buyer the resignations (with effect as of Closing) from their positions with any Transferred Entity of all officers of any Transferred Entity who will be employed by Seller or any of its Affiliates after the Closing Date.
Section 5.05. Non-Solicit; Non-Competition. (a) As an inducement to Buyer to enter into this Agreement and to more effectively protect the value and goodwill of the ETFs Business, Seller hereby covenants and agrees that from the date hereof until the second anniversary of the Closing Date, it will not, and it shall cause its controlled Affiliates not to, directly or indirectly, solicit (including through internal job postings) or hire, or assist in the hiring of, or otherwise engage or assist in engaging any ETFs Business Employee as of the Closing Date; provided that general, non-targeted advertising (other than through internal job postings) or the use of an independent search firm that contacts ETFs Business Employees without direction or advice by Seller or its controlled Affiliates shall not be deemed to be direct or indirect solicitations. The foregoing prohibition shall not apply to any employee whose employment has been terminated by Buyer or its applicable Affiliate after the Closing.
(b)    As an inducement to Buyer to enter into this Agreement and to more effectively protect the value and goodwill of the ETFs Business, Seller covenants and agrees that, for a period of two years following the date hereof, Seller and its controlled Affiliates will not, directly or indirectly, (i) act as an investment adviser or sub-adviser for any exchange-traded funds listed in the United States, whether or not registered under the Investment Company Act, (ii) create a proprietary index for, or license a proprietary index to, any exchange-traded funds listed in the United States (whether or not registered under the Investment Company Act), whether directly or indirectly through the investment adviser or sub-advisor to such a fund, or (iii) acquire any equity interests of any person engaged in the activities prohibited by clauses (i) or (ii) (other than any person whose prohibited activities account for less than 10% of such person’s (or its parent company’s) consolidated revenues); provided, however, that Seller and its controlled Affiliates may each with respect to clause (iii) above only, (1) make investments of up to 5% in the equity of any publicly traded company engaged in such activities, (2) with respect to any controlled Affiliate of Seller that is an investment advisor, make and hold investments for investment advisory clients (other than clients who are controlled Affiliates of Seller) and (3) engage in investment banking and broker-dealer activities in the ordinary course of business.
(c)    Except as otherwise provided in the following sentence, if any provision contained in this Section 5.05 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.05, but this

Exhibit 10.2

Section 5.05 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to be for a length of time which is not permitted by applicable Law, or in any way construed to be to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.05 to provide for a covenant having the maximum enforceable time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section 5.05 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section 5.05, and Seller consents to the entry thereof.
Section 5.06. U.S. Person Certificate. Prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer a certificate stating that Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code.
Section 5.07. Trademarks; Tradenames. Except as otherwise set forth in the Index Data Agreement or Section 5.07 of the Seller Disclosure Schedule, after the Closing, Seller and its Affiliates shall not use any of the Trademarks or Internet domain names owned by one or more of the Transferred Entities or used primarily in the ETFs Business.
Section 5.08. Credit Documents. Seller shall cause (i) the release, with effect as of not later than the Closing, of each of the Transferred Entities from its respective guaranty obligations under the GPIMH Credit Documents (as defined in Section 3.02 of the Seller Disclosure Schedule) and (ii) the termination, with effect as of not later than the Closing, of the liens under the GPIMH Credit Documents on the Membership Interests, the assets of each of the Transferred Entities and, if not then owned by the Transferred Entities, the other assets to be transferred to the Transferred Entities or the Buyer and its Subsidiaries as contemplated by Sections 2.02(b)(iii) and 7.11.
ARTICLE 6
COVENANTS OF BUYER
Section 6.01. Access to Information. (a) From and after the Closing Date, upon reasonable notice and subject to applicable Laws relating to the exchange of information, Buyer will promptly provide Seller and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent reasonably necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the

Exhibit 10.2

business of Buyer. No information or knowledge obtained in any investigation pursuant to this Section 6.01 shall affect or be deemed to modify any representation or warranty made by any party hereunder. Notwithstanding the foregoing, Seller shall not have access to (i) materials entitled to legal privilege (or which could jeopardize the attorney-client privilege of Buyer or its Affiliates), (ii) personnel records of Buyer or its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in Buyer’s good faith opinion is sensitive or the disclosure of which could subject Buyer or its Subsidiaries to risk of liability or (iii) other information which in Buyer’s good faith opinion could reasonably be expected to subject Buyer or its Subsidiaries to liability. The parties shall endeavor in good faith to make appropriate substitute disclosure arrangements, if practicable, in a manner that does not give rise to any of the circumstances referred to in the preceding sentence.
Section 6.02. Trademarks; Tradenames. As soon as practicable after the Closing Date (or in the case of use by any ETF Fund or by Buyer with respect to the name of any ETF Fund, the date of the “Closing” as defined in the applicable Fund Reorganization Agreement) but in no event later than thirty (30) days thereafter (the “Trademark Transition Period”), Buyer shall, and shall cause each of its Affiliates (including each Transferred Entity) to, (i) cease any and all use of Seller’s or its Affiliates’ marks or names set forth on Section 6.02 of the Seller Disclosure Schedule (collectively, the “Seller Marks”), (ii) remove, conceal, cover, redact and/or replace such Seller Marks from any and all materials and assets under the control or possession of Buyer or any of its Affiliates that contain the Seller Marks, and (iii) cause its name to be changed to such other name that does not include the Seller Marks and make all necessary filings and use commercially reasonable efforts to cause all applicable Governmental Authorities to change all applications, registrations and filings, including corporate names, seals and certificates of Buyer and its Affiliates such that they will not include any Seller Marks; provided that Buyer and its Affiliates may use the Seller Marks following the Trademark Transition Period solely to refer to the ETFs Business in a historical manner as required by Law or as required for the continued use following the Closing of the performance track records of the ETF Funds, including the Composites, in accordance with GIPS (or any successor standards to GIPS) and Law. Buyer acknowledges and agrees that, to the extent it or any of its Affiliates (including each Transferred Entity) continue to use any Seller Marks in connection with the conduct of the ETFs Business during the Trademark Transition Period or thereafter, Buyer shall, and shall cause its Affiliates to, include an express disclaimer in any and all applicable written materials or documents that the ETF Funds and the ETFs Business are no longer associated with Seller or any of its Affiliates. From and after the Closing, neither Buyer nor any of its Affiliates shall challenge the ownership, validity or enforceability of any Seller Marks.

Exhibit 10.2

ARTICLE 7
COVENANTS OF BUYER AND SELLER
Buyer and Seller agree that:
Section 7.01. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Such actions shall include (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, waivers, orders, exemptions, Permits and authorizations necessary or advisable to be obtained from any third party or Government Entity in order to consummate the transactions contemplated by this Agreement and (ii) taking all actions reasonably necessary in order to comply with or satisfy the requirements of any applicable Law or other requirements of any Government Entity that would prevent the consummation of the transactions contemplated by this Agreement.
(b)    In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
(c)    Seller and Buyer shall cooperate with each other in connection with the making of all such filings. Seller and Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Neither Seller nor Buyer may participate or agree to participate in any substantive meeting, telephone call or discussion with any Government Entity in connection with the filings required under the HSR Act in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance (to the extent not prohibited by such Government Entity) and, to the extent not prohibited by such Government Entity, gives the other party the opportunity to attend such meeting, telephone call or discussion. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments,

Exhibit 10.2

opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding the foregoing, Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.01(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Seller, as the case may be) or its legal counsel.
Section 7.02. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Government Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. As of the date hereof, the parties shall have mutually agreed (each acting reasonably) on the form of any press release by Buyer or Seller or any of their respective Affiliates announcing (i) the execution and delivery of this Agreement and (ii) the transactions contemplated hereby.
Section 7.04. Intercompany Accounts and Agreements. All intercompany accounts between the Seller or its Subsidiaries, on the one hand, and the Transferred Entities (taking into account the Restructuring) or the ETF Funds, on the other hand, existing prior to the Closing shall be settled (irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section 7.04. At least two Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances, and any balances arising after such calculation but on or before the Closing, shall be paid in full prior to the Closing. Except (i) to the extent necessary for the provision of any services as contemplated in any Ancillary Agreement, (ii) as set forth on Section 7.04 of the Seller Disclosure Schedule or (iii) as otherwise mutually agreed in writing by Seller and Buyer, all Contracts between Seller or its Subsidiaries, on the one hand,

Exhibit 10.2

and the ETFs Business or the ETF Funds, on the other hand, are hereby terminated effective immediately prior to the Closing and without further liability or obligation (contingent or otherwise) thereunder.
Section 7.05. ETF Fund Consents.
(a)    Generally.
(i)    Subject to the specific requirements of Section 7.05(b) through Section 7.05(d), Seller agrees to use, and to cause each of its Subsidiaries to use, its reasonable best efforts to obtain the consents and approvals necessary to satisfy prior to the Closing Date the Assignment Requirements with respect to each Existing ETF Contract (other than the Maturing ETFs). Buyer agrees to use and to cause each of its Subsidiaries to use its reasonable best efforts to cooperate with Seller and its Subsidiaries in their efforts so to satisfy the Assignment Requirements with respect to each Existing ETF Contract (and to obtain the “interim” new advisory contracts described in Section 7.05(b)(i)(B)). In the event that any such Assignment Requirements are not satisfied on or prior to the Closing Date, following the Closing Date, Buyer and Seller shall use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to satisfy such Assignment Requirements as soon as practicable and in any event within 180 days after the Closing Date. For any Contingent Account that exists at the Closing Measurement Date, Buyer shall use its reasonable best efforts to cause such Contingent Account not to terminate the applicable Existing ETF Contract prior to the end of the True-Up Period. For each ETF Fund, Buyer shall, on a timely basis, use its commercially reasonable best efforts to ensure that the respective Buyer Fund Series (if any) and the requisite investment advisers and other service providers thereto are in each case properly organized and have the requisite regulatory approvals and registrations to enable the Fund Mergers and CurrencyShares Sponsor Continuations to occur by Closing.
(ii)    Each of Buyer and Seller agrees to provide promptly in writing all information concerning itself and its Affiliates required to be included in the proxy solicitation, or other consent solicitation, materials or government filings contemplated by this Section 7.05 (including the information required for the Fund Merger Proxy Statement/Prospectuses under the Exchange Act or the Investment Company Act or under other applicable Laws). Each of Buyer and Seller agrees promptly to correct such information if and to the extent that such information becomes false or misleading in any material respect.
(iii)    From and after the date hereof and until the end of the True-Up Period, Seller and Buyer shall communicate on a regular basis to stay apprised of such efforts to satisfy the Assignment Requirements and, upon Buyer’s reasonable request, Seller shall make available to Buyer

Exhibit 10.2

copies of all executed client consents and other documents evidencing satisfaction of applicable Assignment Requirements.
(iv)    Notwithstanding anything herein to the contrary, none of Seller, Buyer or any of their respective Affiliates shall have any obligation under this Agreement to pay any money or other consideration beyond a de minimis review charge to any Person that is a party to an Existing ETF Contract or to initiate any claim or proceeding against any such Person in order to obtain any consent, approval or New ETF Contract necessary to satisfy any Assignment Requirement (except, for the avoidance of doubt, the sharing of certain expenses by Seller and Buyer contemplated by Section 13.03).
(b)    40 Act ETF Funds. With respect to each 40 Act ETF Fund:
(i)    Seller agrees to use, and to cause each of its Affiliates to use, reasonable best efforts to obtain (A) the required consents and approvals (including such approvals by the ETF Fund Board and shareholders of such 40 Act ETF Fund) necessary for a Fund Merger and (B) all required approvals by the ETF Fund Board of such 40 Act ETF Fund of an “interim” new advisory contract between such 40 Act ETF Fund and a Subsidiary of Buyer pursuant to Rule 15a-4 thereunder (but (1) only to the extent all required consents and approvals for such Fund Merger are not obtained prior to Closing or (2) it is reasonably expected that such Fund Merger will not close at the time of the Closing), including by providing to the applicable board of directors or board of trustees (or similar body) all information relating to such party and its Affiliates that is necessary and/or reasonably requested by such board to enable it to evaluate the foregoing.
(ii)    Seller shall use its reasonable best efforts to cause such 40 Act ETF Fund (to the extent shareholder approval shall be required for such Fund Merger) to call a special meeting of the shareholders of such 40 Act ETF Fund to be held as soon as reasonably practicable after the date of this Agreement for purposes of obtaining the requisite approval of such shareholders for such Fund Merger, as applicable and only to the extent required. In connection therewith, (A) with respect to each 40 Act ETF Fund, Buyer will use (or will cause an Affiliate to use) its reasonable best efforts to cause the Buyer Fund and the Buyer Fund Series that is the party to such 40 Act ETF Fund’s proposed Fund Merger to prepare and to file with the SEC (to the extent such filing is required) all securities registrations statements and prospectuses and proxy solicitation materials necessary to comply in all material respects with the applicable provisions of the Securities Act, Section 14 of the Exchange Act and Section 20 of the Investment Company Act, including a securities registration statement on SEC Form N-14 (or successor form thereto) containing a joint proxy statement and prospectus (a “Fund Merger Proxy Statement/

Exhibit 10.2

Prospectus”), (B) Seller will use (or will cause an Affiliate to use) its reasonable best efforts to cause each such 40 Act ETF Fund (1) to mail such proxy solicitation materials (including, as applicable, a Fund Merger Proxy Statement/Prospectus) to the shareholders of such 40 Act ETF Fund as promptly as practicable after review by the SEC and (2) as soon as practicable following the mailing of such proxy solicitation materials, submit, or cause to be submitted, to the shareholders of such 40 Act ETF Fund, for a vote at such shareholders meeting, the proposal described in the first sentence of this Section 7.05(b)(ii). For the avoidance of doubt, the Existing ETF Contract of each 40 Act ETF Fund shall be assigned to Buyer or one of its subsidiaries at Closing in the event that the Assignment Requirements with respect to such 40 Act ETF Fund have not been satisfied as of Closing, which purported assignment will have the effect of terminating such Existing ETF Contracts and thereby permit the 40 Act ETF Fund board to appoint interim adviser(s) pursuant to Rule 15a-4(b)(2) of the Investment Company Act.
(iii)     Buyer and Seller agree that consent for any Existing ETF Contract with a 40 Act ETF Fund shall be deemed given for all purposes under this Agreement only if a Fund Merger has been approved, to the extent required, by the ETF Fund Board of such ETF Fund under Section 7.05(b)(i)(A) and by the shareholders of the applicable ETF Fund in accordance with Section 7.05(b)(ii) and applicable Law.
(c)    CurrencyShares Funds. With respect to each CurrencyShares Fund, Seller agrees to notify the trustee of such CurrencyShares Fund of the transactions contemplated by this Agreement and the intention of the parties to effect a CurrencyShares Sponsor Continuation in respect of such CurrencyShares Fund. Buyer and Seller agree that the Assignment Requirements with respect to each CurrencyShares Fund shall be deemed satisfied for all purposes hereunder.
(d)    In connection with the consent solicitation provided for in this Section 7.05, (i) Buyer shall be provided a reasonable opportunity to review and comment on all consent materials to be used by Seller or its Affiliates prior to distribution and (ii) Seller shall be provided a reasonable opportunity to review and comment on each Fund Merger Proxy Statement/Prospectus. Seller and its Affiliates shall promptly upon their receipt make available to Buyer copies of any and all substantive correspondence between it and the ETF Funds, their boards of trustees or investors, or representatives or counsel thereof relating to the consent solicitation provided for in this Section 7.05.
(e)    Notwithstanding anything else contained in this Agreement, with respect to any 40 Act ETF Fund for which it is contemplated under this Agreement that the Assignment Requirement is to be satisfied by a Fund Merger involving such 40 Act ETF Fund, in the event (i) that such 40 Act ETF Fund’s ETF Fund Board provides the approvals required of it to proceed with the Fund Merger but the Buyer Fund’s board of trustees fails to provide the approvals

Exhibit 10.2

required of it to proceed with the Fund Merger in a timely manner or (ii) the Buyer Fund or the 40 Act ETF Fund requires unreasonable material changes to the Form of Fund Reorganization Agreement not acceptable to such 40 Act ETF Fund or Buyer Fund, as the case may be, or the Buyer Fund or the 40 Act ETF Fund, as the case may be, refuses to accept reasonable changes thereto proposed by such 40 Act ETF Fund or Buyer Fund, then in either case the parties agree that, with respect to such 40 Act ETF Fund, the transactions contemplated hereby will be executed (and the Assignment Requirement will be satisfied) without a Fund Merger by obtaining 40 Act ETF Fund board and shareholder approval under applicable Law as necessary to permit such 40 Act ETF Fund’s Existing ETF Contract to be replaced with a New ETF Contract with a Subsidiary of Buyer.
Section 7.06. Section 15(f). (a) Buyer acknowledges and agrees that the transactions contemplated by this Agreement are intended to qualify for the treatment described in Section 15(f) of the Investment Company Act. In this regard, Buyer shall, and from and after the Closing Date shall, to the extent within its control, cause the ETFs Business to comply with the conditions of Section 15(f) of the Investment Company Act in respect of each 40 Act ETF Fund, including (i) by ensuring that for a period of three years after the Closing Date, at least 75% of the board of trustees or board of directors (if any), as the case may be, of such ETF Fund or any successor thereto (including by reorganization or otherwise) are not “interested persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) of (A) any investment adviser of such ETF Fund after the Closing or (B) the investment adviser of such ETF Fund prior to the Closing; and (ii) by not imposing or seeking to impose for a period of two years after the Closing Date, any “unfair burden” (as that term is defined in Section 15(f) of the Investment Company Act and interpreted by the SEC) on such ETF Fund.
(b)    In complying with Section 7.06(a)(i), Buyer shall, and from and after the Closing Date shall, to the extent within its control, cause the ETFs Business to (i) cause any employee, officer, director or agent of Buyer, any Subsidiary of Buyer or any of their respective “affiliated persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) who shall be a trustee or director of any 40 Act ETF Fund, any Buyer Fund or any successor thereto (including by reorganization or otherwise) to resign when required to maintain the percentage referred to in Section 7.06(a)(i) and (ii) ensure that vacancies on the board of trustees or board of directors, as the case may be, of any such 40 Act ETF Fund, Buyer Fund or successor thereto (including by reorganization or otherwise) will be filled by a Person who is not an “interested person” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) of such an investment adviser referred to in Section 7.06(a)(i)(A) or (B), who has been selected and proposed for election by a majority of the trustees or directors who are not such interested persons, and who has been elected by shareholders in accordance with Section 16(b) of the Investment Company Act.

Exhibit 10.2

(c)    For a period of three years after the Closing Date, Buyer shall not engage, and shall use reasonable best efforts to cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) to a third party of any investment advisory contract between Buyer or any of its Affiliates, on the one hand, and any 40 Act ETF Fund or Buyer Fund, on the other hand, without first obtaining from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 7.06.
(d)    None of Buyer or any of its affiliated persons (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) has, and Buyer shall ensure that no such persons have, any express or implied understanding or arrangement which would reasonably be expected to impose an “unfair burden” (as that term is defined in Section 15(f) of the Investment Company Act and interpreted by the SEC) on any ETF Fund or any Buyer Fund as a result of the transactions contemplated hereby or which would in any way violate, or otherwise make unavailable to Seller, Section 15(f) of the Investment Company Act.
Section 7.07. Certain Post-Closing Filings. Following the Closing Date, Buyer agrees to, or to cause its applicable Subsidiaries to, make all necessary filings relating to the consummation of the transactions contemplated by this Agreement that may be required to be made with any applicable Government Entity.
Section 7.08. Notices of Certain Events. Each party shall promptly notify the other party of:
(a)    any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b)    any notice or other communication from any Government Entity received by such party in connection with the transactions contemplated by this Agreement;
(c)    any Legal Proceedings commenced relating to such party or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.07 or Section 4.13 as applicable;
(d)    any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 10.02(b) or Section 10.03(b) not to be satisfied; and
(e)    any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 7.08 shall not limit or

Exhibit 10.2

otherwise affect the remedies available hereunder to the party receiving such notice.
Section 7.09. WARN Act. Buyer and Seller shall cooperate in good faith to determine whether any notification may be required under the U.S. Worker Adjustment and Retraining Notification Act or any other worker notification Laws applicable to any ETFs Business Employee arising as a result of the transactions contemplated by this Agreement. Buyer shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the Transferred Employees under such worker notification laws arising as a result of actions taken by Buyer on or after the Closing Date. Seller shall retain or assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the ETFs Business Employees under such worker notification laws arising as a result of actions taken by Seller or its Affiliates on or prior to the Closing Date. Seller (or its applicable Affiliate) shall promptly provide Buyer with such information as is reasonably requested by Buyer in order to determine whether any actions taken by Seller or its Affiliates prior to the Closing Date will, if aggregated with actions that may be taken by Buyer or its Affiliates after the Closing Date, require the provision of notice or payment in lieu of notice to the Transferred Employees.
Section 7.10. Confidentiality.
(a)    Prior to the Closing Date and after any termination of this Agreement, (i) Buyer and its Affiliates will hold in confidence, pursuant and subject to the terms of the Confidentiality Agreement (which the parties agree shall remain in full force and effect until one year after the date of termination of this Agreement), all documents and information concerning the ETFs Business (including documents and information relating to clients, prospective clients, distributors and strategic business partners) furnished to, or prepared by, Buyer, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and other representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) Seller and its Affiliates will hold in confidence, pursuant and subject to the terms of the Confidentiality Agreement, all documents and information concerning Buyer and its Affiliates (including documents and information relating to clients, prospective clients, distributors and strategic business partners) furnished to, or prepared by, Seller, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and other representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    From and after the Closing, Seller shall, and shall cause its Affiliates and its and their officers, directors, employees, consultants, agents and advisors to use all reasonable efforts to, keep confidential (other than as may be necessary to enforce its rights hereunder) and not use (other than as may be necessary to

Exhibit 10.2

enforce its rights hereunder or as contemplated by Section 2.02(b)(3)) any and all non-public information (i) relating to Buyer and its Affiliates that becomes known to Seller or its Affiliates or its or their officers, directors, employees, consultants, agents or advisors in connection with or as a result of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) to the extent relating to the ETF Business, including its business and financial condition, that is not generally known to the general public; provided that, subject to the compliance by Seller and its Affiliates with the other provisions of this Agreement, this Section 7.10(b) shall not prohibit the use by Seller and its Affiliates after the Closing of information relating to the ETFs Business that as of the Closing Date was, in addition to being used in connection with the ETFs Business also used by Seller and its Affiliates in connection with businesses other than the ETFs Business.
(c)    Notwithstanding anything to the contrary in Section 7.10(b) if any of Seller and its Affiliates is requested or required by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process to disclose any such confidential information of Buyer and its Affiliates, or any of Seller and its Affiliates determines, based on the advice of counsel, that any such disclosure is required under applicable Law or applicable rules or regulations of any national securities exchange, Seller or its applicable Affiliate will, to the extent permitted by applicable Law, provide Buyer with prior written notice thereof promptly (and in any event within two business days) after receipt or such request or determination so that Buyer may seek a protective order or other appropriate remedy and/or waive Seller’s compliance with the provisions of Section 7.10(b); provided that no such notice shall be required to be given in the case of routine examinations by any regulator that are not specifically directed at such confidential information. Seller agrees that it will, at Buyer’s request and sole expense, exercise reasonable efforts to assist Buyer in obtaining such protective order or other appropriate relief. If such protective order or other remedy is denied, and Seller or any of its Affiliates are nonetheless legally compelled to disclose such information, Seller or its Affiliate, as the case may be, will furnish only that portion of the confidential information that is legally required, based on advice of Seller’s counsel, and will exercise its reasonable efforts at Buyer’s sole expense to obtain reliable assurances that confidential treatment will be accorded the confidential information. Non-public information for purposes of Section 7.10(b) shall not include any information that (A) was publicly available prior to the date hereof or hereafter becomes publicly available without any violation of this Agreement on the part of Seller or its Affiliates; (B) in the case of information of the sort specified in Section 7.10(b)(i), was available to Seller or its Affiliates on a non-confidential basis prior to its disclosure by Buyer; provided that the source of such information was not, to the knowledge of Seller and its Affiliates, subject to any legally binding obligation to the Buyer to keep such information confidential; (C) becomes available after the Closing to Seller or its Affiliates on a non-confidential basis from a person other than the Buyer who is not, to the Knowledge of Seller and its Affiliates, subject to any legally binding obligation to the Buyer to keep such information confidential, and

Exhibit 10.2

other than from any such non-public information previously in the possession of Seller or its Affiliates or retained by Seller or its Affiliates pursuant hereto or (D) was or is independently developed by Seller or its Affiliates without reference to such non-public information
Section 7.11. Restructuring. At or prior to the Closing Seller shall, on the terms and subject to the conditions set forth herein, cause the assets primarily used in or relating to the ETFs Business to be contributed to the Transferred Entities (or otherwise transferred to Buyer or its Subsidiaries) pursuant to the Restructuring. In connection with the foregoing, Seller shall (i) use commercially reasonable efforts to obtain any consents, waivers or approvals of any third parties that are necessary or appropriate to assign the Assigned Contracts to the Transferred Entities (or otherwise to Buyer or its Subsidiaries) at or prior to the Closing and (ii) enter into the Index Data Agreement at Closing and deliver the Transferred Entity Records, Other ETFs Business Records and other information and materials to be provided to Buyer under Section 5.02(c). Seller shall not transfer to either Transferred Entity or Buyer any liabilities or obligations (whether known, absolute, accrued, contingent or otherwise and whether due or to become due), other than executory obligations under the Assigned Contracts that are validly assigned to the Transferred Entities (or otherwise to Buyer or its Subsidiaries) and with respect to which the applicable Seller affiliated entity is in compliance with the terms thereof. The foregoing shall be effected pursuant to customary documentation reasonably satisfactory to Buyer. At Seller’s request, Buyer shall reasonably cooperate in connection with Seller obtaining such consents, waivers or approvals; provided, however, that such cooperation shall not include any obligation of Buyer to expend money or grant any accommodation (financial or otherwise) to any third party in connection with obtaining such consents, waivers or approvals. In the event that the parties are not able to secure any third-party consent required for the transfer of an Assigned Contract, the parties will cooperate to enter into a mutually agreeable arrangement, if commercially practical, under which Buyer would obtain the benefits and assume the obligations under such Assigned Contract(s).
Section 7.12.    Pro-Ration. It is the intention of the parties that Seller will operate the ETFs Business for its own account until the Closing, and that Buyer shall operate the ETFs Business for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the ETFs Business shall be prorated as provided in this Section 7.12 and in accordance with the procedures set forth in Section 7.12 of the Seller Disclosure Schedule. Those items being prorated will be handled at the Closing as an adjustment to the Purchase Price, or if not able to be calculated, as promptly as practicable thereafter, unless otherwise agreed by the parties hereto. For purposes of this Agreement, items of proration and other adjustments to be prorated shall consist of: (i) wages, salaries and employee compensation, benefits and expenses, including with respect to any deferred compensation (provided that accruals in respect of Bonus Amounts shall be adjusted only through the provisions contained herein relating to the defined term

Exhibit 10.2

“Bonus Accrual,” and in the event of any conflict between this Section 7.12 and Article IX, Article IX shall control); (ii) prepaid expenses and expenses that have been incurred but have not been paid, in each case relating to Assigned Contracts validly assigned to one of the Transferred Entities (or otherwise to Buyer or its Subsidiaries) or Contracts otherwise with the Transferred Entities; and (iii) advisory, sub-advisory, administrative and other management fees payable after giving effect to and taking into account any fee or expense waiver, rebate or cap, reimbursement obligation or similar offset, any amounts payable to a sub-adviser that is not a part of the ETFs Business (including any such amount deducted directly by or on behalf of an ETF Fund from the fee otherwise payable by such ETF Fund to the ETFs Business under the applicable Existing ETF Contract), and any amounts payable in respect of revenue sharing and licensing arrangements (other than license fees to the extent actually born by the applicable ETF Fund) relating to the ETF Funds.
ARTICLE 8
TAX MATTERS
Section 8.01. Allocation of Taxes. Except as provided in Section 8.03 with respect to Apportioned Obligations, (i) Seller is responsible for and will timely pay any (A) Taxes of the Transferred Entities or arising or resulting from the conduct of and the operation of the ETFs Business, attributable, in each case, to any Pre-Closing Tax Periods, (B) Taxes of any other Person for which any Transferred Entity is liable under Treas. Reg. Section 1.1502-6 (or any similar provision of U.S. state or local or foreign Law) or as transferee or successor, (C) Taxes or Damages arising out of or relating to any breach of any representation or warranty contained in Section 3.12(f), (D) Taxes arising out of or relating to any breach of any covenant or agreement of Seller contained in this Article 8 and (E) any costs and expenses, including reasonable legal fees and expenses attributable to any item described in clauses (A) through (D); and (ii) Buyer is responsible for and will timely pay any Taxes of the Transferred Entities or arising or resulting from the conduct of and the operation of the ETFs Business, attributable, in each case, to any Post-Closing Tax Periods.
Section 8.02. Straddle Period. Seller will prepare in accordance with past practice and file all Tax Returns required to be filed for any Pre-Closing Tax Period with respect to the Transferred Entities and the ETFs Business, including such Tax Returns that are required to be filed after the Closing Date, other than any Tax Return required to be filed for a Straddle Period. With respect to each such Tax Return filed for the Transferred Entities, Seller will provide Buyer with a copy of each such Tax Return for review and comment (such comments not to be unreasonably rejected), no later than twenty (20) days prior to the due date thereof. Seller will properly prepare and file such Tax Returns no later than the due dates thereof, as such dates may be extended, to the extent permitted by applicable Law. Seller will pay all Taxes and other payments required to be paid for periods covered by such Tax Returns at the time such Tax Returns are filed. Buyer will prepare and file all Tax Returns required to be filed for any Post-

Exhibit 10.2

Closing Tax Period and any Straddle Period (or portion thereof) for which Seller is not required to file a Tax Return pursuant to this Section 8.02 with respect to the Transferred Entities and the ETFs Business. In the event that Seller, on the one hand, or Buyer, on the other hand, is liable pursuant to this Section 8.02 for any Taxes paid by the other party with respect to any Tax Return, reimbursement shall be made within ten (10) days after receipt of a request for such reimbursement and documentation reasonably evidencing such payment obligation.
Section 8.03. Apportioned Obligations. All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Entities or the ETFs Business for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, by Buyer or Seller as provided by applicable Law, provided that the paying party shall be entitled to reimbursement from the non-paying party in accordance with this Section 8.03. Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 8.03, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.
Section 8.04. Transfer Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer, and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The party required to file any Tax Returns relating to Transfer Taxes as provided by applicable Law, shall timely prepare and file such Tax Returns and shall provide the other party with a copy of such Tax Returns and proof of remittance of such Transfer Taxes within ten (10) days after such filing and remittance. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns.

Exhibit 10.2

Section 8.05. Cooperation on Tax Matters. Buyer and Seller shall cooperate, as and to the extent reasonably requested by such other Party, in connection with preparing and filing any Tax Return, any inquiry, investigation, claim assessment, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon such other Party’s request, the provision of records and information that are reasonably relevant to any such inquiry, investigation, claim assessment, audit, litigation or other proceeding. Buyer and Seller (to the extent applicable) agree to (i) retain all books and records with respect to Tax matters relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) use commercially reasonable efforts to give such other Party reasonable written notice prior to destroying or discarding any such books and records and, if such other Party so requests, Buyer and the Seller, as the case may be, shall allow such other Party to make copies of or take possession of such books and records.
Section 8.06. Post-Closing Actions. Buyer and its Affiliates shall not, without the prior written consent of the Seller (not to be unreasonably withheld, delayed or conditioned), amend, re-file, revoke or otherwise modify any Tax Return or Tax election with respect to a Transferred Entity that would be effective for any Pre-Closing Tax Period, except (i) to the extent required by applicable Law or (ii) if such amendment, re-filing or modification could not reasonably be expected to result in an increase in Taxes for any Pre-Closing Tax Period or an indemnification obligation of Seller pursuant to Section 11.02.
Section 8.07. Termination of Tax Sharing Agreements. Any and all existing Tax sharing agreements or similar contracts to which any of the Transferred Entities are a party (other than those solely among the Transferred Entities) shall be terminated at or prior to the Closing and no Transferred Entity shall have any further rights or obligations thereunder with respect to any other party thereto.
ARTICLE 9
EMPLOYEE MATTERS AND BENEFITS
Section 9.01. ETFs Business Employees.
(a)    Identified Business Employees. Buyer shall, not less than 10 Business Days prior to the Closing Date, identify each ETFs Business Employee which it would like to employ, and which will be set forth on Section 9.01(a) of the Seller Disclosure Schedule (each, an “Identified Business Employee”). Prior to the Closing Date, Seller shall update Section 9.01(a) of the Seller Disclosure Schedule to (i) delete any such employee who should no longer be an Identified Business Employee because Buyer provides written direction to make such deletion, and (ii) add any ETFs Business Employee who becomes an Identified Business Employee by written direction of Buyer. Immediately prior to the Closing Date, Seller shall, and shall take all necessary actions to (or cause any of its Subsidiaries, as applicable, to) transfer the employment of each Identified

Exhibit 10.2

Business Employee to a Transferred Entity; provided that, if Seller reasonably determines in good faith that the employment of any such Identified Business Employee cannot be transferred to a Transferred Entity on or prior to the Closing Date because of restrictions imposed by applicable Law or if such Identified Business Employee is located in India (each such employee, a “Non-Transferred Business Employee”), (i) Seller shall notify Buyer at least 5 Business Days prior to the Closing Date, (ii) Buyer shall (or shall cause one of its Subsidiaries to) make an offer of employment to such Non-Transferred Business Employee on terms consistent with this Article 9 and (iii) Seller and Buyer shall cooperate to cause such Non-Transferred Business Employee to become Employed by Buyer or one of its Subsidiaries on, or as soon as reasonably practicable following, the Closing Date. Each Identified Business Employee who is transferred, or who accepts an offer of employment in the case of a Non-Transferred Business Employee, according to this Section 9.01(a) and who continues or commences, as applicable, active employment with Buyer or one of its Subsidiaries (including, after the Closing, a Transferred Entity) as of his or her Transfer Date (as defined below) shall be referred to as a “Transferred Employee”).
(b)    Transfer Dates. The employment of Transferred Employees with Buyer or one of its Subsidiaries (including the Transferred Entities), as applicable, shall be effective as of the Closing Date, except that in the case of a Non-Transferred Business Employee, such employment shall be effective on the date such employee commences employment with the Buyer or one of its Subsidiaries. The date on which a Transferred Employee’s employment with Buyer or one of its Subsidiaries, as applicable, becomes effective is hereafter referred to as that Transferred Employee’s “Transfer Date.”
(c)    Updating of ETFs Business Employee Information List. Seller shall provide Buyer, not later than the tenth day of each month prior to the Closing Date, with an updated ETFs Business Employee Information List that (i) contains the information required under Section 3.13(e) with respect to each individual whose information was not previously set forth on the ETFs Business Employee Information List and who became an ETFs Business Employee during the preceding month due to the mutual agreement of Seller and Buyer, or as otherwise indicated by the Buyer in writing to the Seller as provided for in the definition of ETFs Business Employee, and (ii) indicates each individual who was previously set forth on the ETFs Business Employee Information List and who is no longer an ETFs Business Employee. Seller shall provide Buyer with an updated ETFs Business Employee Information List at least 5 days prior to the Closing Date to reflect the required information as of the Closing Date, including the most recent fiscal year Bonus Amounts, to the extent such amounts have been paid or determined by the Seller in the ordinary course of business consistent with past practice.
(d)    Severance. With respect to any ETFs Business Employee who does not become a Transferred Employee (each, a “Retained Employee”) and whose employment with Seller and its Subsidiaries is terminated by Seller or its

Exhibit 10.2

Subsidiaries during the 60 day period commencing on the Closing Date (or with respect to any Retained Employee who is providing transition services pursuant to the Transition Services Agreement, during the six (6) month period commencing on the Closing Date) (the 60 day period together or the six month period, as applicable, the “Shared Severance Window”), Buyer and Seller shall each be responsible for 50% of any liabilities under a severance formula mutually agreed in writing by the Buyer and the Seller at least 20 Business Days prior to the Closing Date (the “Transaction Severance Policy”). Other than with regard to the Transaction Severance Policy, Seller shall retain responsibility for any retention bonus, guaranteed bonus or other termination or similar payments or benefits (collectively, “Severance Benefits”) that may be due to any Transferred Employee under any Benefit and Compensation Arrangement, consistent with the provisions of Section 9.02(g). To the extent applicable, any liability for Severance Benefits and the Transaction Severance Policy for any Retained Employee terminated after the Shared Severance Window shall be the responsibility of Seller and its Subsidiaries.
Section 9.02. Employee Matters.
(a)    Continuation of Compensation and Benefits. For a period of not less than one year following the Closing Date, Buyer shall, or shall cause one of its Subsidiaries to, provide to each Transferred Employee (i) a base salary or wage rate that is no less than the base salary or wage rate provided to such Transferred Employee by Seller and its Subsidiaries immediately prior to the Closing Date and (ii) welfare, retirement and other employee benefits that are substantially comparable to the welfare, retirement and other employee benefits provided to employees of Buyer and its Subsidiaries who are similarly situated to such Transferred Employee.
(b)    Variable Incentive Compensation. Buyer shall be responsible for the payment of annual variable incentive compensation to the Transferred Employees due in respect of the fiscal year in which the Closing takes place (the “Closing Year Bonus Amounts”), and Buyer agrees that it or one of its Subsidiaries shall provide the Transferred Employees with Closing Year Bonus Amounts in an amount that, in the aggregate, is at least equal to the amount of the Closing Year Bonus Accrual, provided that the terms and conditions of such annual variable incentive compensation shall be substantially similar to the terms and conditions of annual variable incentive compensation opportunities provided to similarly situated employees of the Buyer. To the extent Bonus Amounts have not already been paid to the Transferred Employees in respect of the fiscal year prior to the Closing (any such amounts that would otherwise be payable, the “Prior Year Bonus Amounts”), Buyer agrees to pay to the Transferred Employees Prior Year Bonus Amounts that, in the aggregate, are at least equal to the amount of the Prior Year Bonus Accrual (which, if applicable, shall be in the amounts set forth on Section 3.13(e) of the Seller Disclosure Schedule as updated pursuant to Section 9.01(c)). The term “Closing Year Bonus Accrual” shall mean the aggregate amount accrued in the ordinary course consistent with past practice in accordance

Exhibit 10.2

with GAAP, by Seller or its applicable Subsidiaries as of the Closing Date in respect of the Closing Year Bonus Amounts in respect of the portion of the fiscal year in which the Closing takes place; provided that in no event will the Closing Year Bonus Accrual be less than the applicable pro rata portion of the total Bonus Amounts paid in respect of the fiscal year immediately preceding the fiscal year in which the Closing occurs. The term “Prior Year Bonus Accrual” shall mean the aggregate amount accrued in the ordinary course consistent with past practice in accordance with GAAP, by Seller or its applicable Subsidiaries as of the Closing Date in respect of the Prior Year Bonus Amounts provided that in no event will the Prior Year Bonus Accrual in respect of the fiscal year prior to Closing be less than the total Bonus Amount paid in respect of the immediately preceding fiscal year. The term “Bonus Amount” means the amount of annual variable incentive compensation (taking into account any amounts awarded on an annual basis as phantom equity) payable to an individual Transferred Employee, in all cases as determined and payable in the ordinary course of business consistent with past practice. The term “Bonus Accrual” shall mean the sum of Closing Year Bonus Accrual and the Prior Year Bonus Accrual. To the extent the Bonus Accrual is not paid in full by Buyer, Buyer agrees that it will pay unpaid amounts to Seller within ninety (90) days following the date those amounts would otherwise be due.
(c)    Credit for Service. With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, or other compensation arrangement (including, for the avoidance of doubt, any severance or vacation program or policy) maintained or provided by Buyer or any of its Subsidiaries in which any Transferred Employee becomes a participant, such Transferred Employee shall receive full credit for all purposes for such Transferred Employee’s service with Seller or any of its Subsidiaries (or predecessor employers) to the same extent that such service was recognized as of the Closing Date under an analogous plan of Seller and its Subsidiaries in which the Transferred Employee participated; provided that the foregoing shall not apply (i) with respect to benefit accrual under any defined benefit pension plan,(ii) to the extent that its application would result in a duplication of benefits or (iii) for newly adopted plans or awards for which past service is not granted to participants generally. Subject to applicable Law and the provisions of this Agreement, after the Closing Date, Buyer expressly reserves the right to amend, modify or terminate any benefit plan or program established or maintained by Buyer or any of its Subsidiaries for the benefit of Transferred Employees in accordance with the terms of such plan or program and applicable Law.
(d)    Preexisting Conditions; Coordination. With respect to any group health plan maintained by Buyer or any of its Subsidiaries in which any Transferred Employee is eligible to participate after the Closing Date, Buyer shall, or shall cause its Subsidiaries to, waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Transferred Employees and provide each Transferred Employee (other than with respect to any high deductible health plan with health savings accounts)

Exhibit 10.2

with credit for any co-payments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the Closing Date in satisfying any analogous plan’s deductible or out-of-pocket requirements to the extent applicable under any such plan .
(e)    Paid Time-Off. Seller shall, or shall cause one of its Subsidiaries to, pay each Transferred Employee for any vacation time earned but unused by such Transferred Employee as of the Closing Date, which payment shall be made on or as soon as is reasonably practicable following the Closing Date. For the avoidance of doubt, Seller and its Subsidiaries (other than the Transferred Entities) shall retain and be responsible for liabilities in respect of the earned and unused vacation time of the Transferred Employees.
(f)    Vesting of Qualified Plan Benefits. Effective as of the Closing, Seller shall cause each Transferred Employee to become fully vested in his or her benefit accrued under any Benefit and Compensation Arrangement intended to be qualified under Section 401(a) or 401(k) of the Code but only to the extent such vesting does not result in discrimination in favor of highly compensated employees under Section 401(a)(4) of the Code.
(g)    Employee Liabilities. Except as specifically set forth in this Article 9, the Seller shall retain and be responsible for all liabilities relating to or in connection with any ETFs Business Employees, any Benefit and Compensation Arrangement, and any other compensation or benefit plan, program and policy maintained, sponsored or contributed to or required to be contributed to by the Seller or any of its Affiliates or under or with respect to which the Seller of any of its Affiliates has any liabilities (whether individually or jointly and severally). Notwithstanding the foregoing, Seller shall have no responsibility with respect to any liabilities relating to or in connection with the Transferred Employees or any compensation or benefit plan, program and policy (other than a Benefit and Compensation Arrangement) maintained, sponsored or contributed to or required to be contributed to by the Transferred Entities or any labor- or employment-related matters relating to the Transferred Entities, in any case arising after the Closing or in the case of a Transferred Employee, if later, the Employee’s Transfer Date.
(h)    Non-U.S. Employees. Anything contained herein to the contrary notwithstanding, with respect to any Transferred Employee located in a non-U.S. jurisdiction, the obligations and covenants of Buyer under this Section 9.02 with respect to such employee shall be subject to applicable law and with respect to any obligation relating to a plan, policy or other arrangement with a third-party vendor or otherwise, to the extent commercially reasonably available.
Section 9.03. No Amendment; No Third-Party Beneficiaries. Without limiting the generality of Section 13.08, nothing in this Article 9, whether express or implied, (a) shall be treated as an amendment or other modification of any Benefit and Compensation Arrangement or other employee benefit plan, agreement or other arrangement, (b) shall limit the right of Buyer or its

Exhibit 10.2

Subsidiaries to amend, terminate or otherwise modify any employee benefit plan, agreement or other arrangement following the Closing Date or (c) shall confer upon any other Person who is not a party to this Agreement (including any ETFs Business Employee or any participant in any Benefit and Compensation Arrangement or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
ARTICLE 10
CONDITIONS TO CLOSING
Section 10.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:
(a)    Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
(b)    No order, injunction or decree issued by any Government Entity of competent jurisdiction, and no provision of any applicable Law, shall prohibit or make illegal the consummation of the Closing.
(c)    The Closing Revenue Run-Rate shall be equal to or greater than 0.70 multiplied by the Base Revenue Run-Rate.
(d)    All Seller Required Approvals and Buyer Required Approvals set forth on Section 10.01(d) of the Seller Disclosure Schedule and Section 10.01(d) of the Buyer Disclosure Schedule shall have been obtained and shall remain in full force and effect as of the Closing Date.
Section 10.02. Conditions to Obligation of Buyer. Subject to the last sentence of Section 2.02, the obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)    Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.
(b)    The representations and warranties of Seller contained in (i) Sections 3.02, 3.09, 3.18(i) and 3.25 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of such date; (ii) Sections 3.01, 3.03, 3.04, 3.08, 3.09 and 3.24 (disregarding all materiality and ETFs Business Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true in all

Exhibit 10.2

material respects at and as of such specific date); and (ii) any other Section of this Agreement (disregarding all materiality and ETFs Business Material Adverse Effect or similar qualifications contained therein) shall be true at and as of the Closing Date, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such specific date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have an ETFs Business Material Adverse Effect.

(c)    Buyer shall have received a certificate signed by any executive officer of Seller to the effect that the conditions specified in Sections 10.02(a) and 10.02(b) have been fulfilled.
(d)    Seller shall have completed the Restructuring.
(e)    Seller shall have provided to Buyer reasonable evidence of (i) the release, effective as of not later than the Closing, of each of the Transferred Entities from its guaranty obligations under the GPIMH Credit Documents and (ii) the termination, effective as of not later than the Closing, of the liens under the GPIMH Credit Documents on the Membership Interests, the assets of each of the Transferred Entities and, if not then owned by the Transferred Entities, the other assets to be transferred to the Transferred Entities or the Buyer and its Subsidiaries as contemplated by Sections 2.02(b)(iii) and 7.11 of the Agreement.
(f)    Seller and its applicable Subsidiaries shall have executed and delivered the Ancillary Agreements.
Section 10.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)    Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.
(b)    The representations and warranties of Buyer contained in (i) Sections 4.01, 4.02, 4.05 and 4.06 (disregarding all materiality and Buyer Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true in all material respects at and as of such specific date); and (ii) any other Section of this Agreement (disregarding all materiality and Buyer Material Adverse Effect or similar qualifications contained therein) shall be true at and as of the Closing Date, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such specific date), with only such exceptions as would not,

Exhibit 10.2

individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(c)    Seller shall have received a certificate signed by any executive officer of Buyer to the effect that the conditions specified in Sections 10.03(a) and 10.03(b) have been fulfilled.
(d)    Buyer shall have fulfilled its obligations in accordance with Section 9.01(a).
(e)    Buyer and its applicable Subsidiaries shall have executed and delivered the Ancillary Agreements.
(f)    At least 75% of each of the Buyer Fund Board of each Buyer Fund into which each 40 Act ETF Fund is combined shall not be “interested persons” (as that term is defined in the Investment Company Act and interpreted by the SEC) of (A) the investment adviser to such Buyer Fund or (B) the Person that will be the investment adviser to such Buyer Fund (or its successor) immediately following the Closing.
ARTICLE 11
SURVIVAL; INDEMNIFICATION
Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen month anniversary of the Closing Date; provided that the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.08, 3.09, Section 3.12(f) 3.25, 4.01, 4.02, 4.05 and 4.09 (the “Fundamental Representations”) shall survive until the sixth anniversary of the Closing Date, and (ii) the representations and warranties contained in Section 3.12 (other than Section 3.12(f)) shall not survive the Closing. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity (setting forth the basis therefor in reasonable detail) shall have been given to the party against whom such indemnity may be sought prior to such time, and such claim is pursued hereunder within a reasonable time period thereafter.

Exhibit 10.2

Section 11.02. Indemnification.
(a)    Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates and their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto (“Damages”) actually suffered or incurred by a Buyer Indemnified Party arising out of or relating to:
(i)    any misrepresentation or breach of a representation or warranty, read for purposes of this Article 11 without reference to “ETFs Business Material Adverse Effect,” “Buyer Material Adverse Effect,” materiality, or similar qualifications (except where such qualification is referred to in Sections 3.06, 3.11(d), 3.14 (second sentence only), 3.15(a), 3.15(b), 3.18(i), 3.21(i), 4.08 or 4.10) or warranty, a “Warranty Breach”) made by Seller pursuant to this Agreement (excluding any representation or warranty contained in Section 3.12); provided that, with respect to indemnification by Seller for Warranty Breaches pursuant to this Section 11.02(a)(i), the following shall apply (other than Warranty Breaches of any of the Fundamental Representations, for which none of the ensuing clauses (A) through (C) shall apply):
(A)    Seller shall not be liable for any claim (or series of related claims) for indemnification where the amount of Damages with respect to such claim (or related claims) does not exceed $100,000 (the “De Minimis Amount”) (and the amount of such Damages with respect to unrelated claims shall not be aggregated for purposes of clause (B));
(B)    Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $50,000,000 (the “Deductible”) and then only to the extent of such excess; and
(C)    Seller’s maximum liability for all such Warranty Breaches shall not exceed $150,000,000 (the “Cap”);
(ii)    any breach of covenant or agreement to be performed by Seller pursuant to this Agreement (other than a covenant or agreement made or to be performed pursuant to Article 8);
(iii)    any Liability or Obligation of the Transferred Entities to the extent not relating to the ETF Business; or

Exhibit 10.2

(iv)    (A) Amounts allocated to Seller pursuant to Section 8.01; (B) Apportioned Obligations allocated to Seller pursuant to Section 8.03; and (C) Seller’s share of Transfer Taxes as set forth in Section 8.04.
(b)    Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates and their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages actually suffered or incurred by a Seller Indemnified Party arising out of or relating to:
(i)    any Warranty Breach made by Buyer pursuant to this Agreement; provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section 11.02(b)(i), the following shall apply (other than Warranty Breaches of any of the Fundamental Representations, for which none of the ensuing clauses (A) through (C) shall apply):
(A)    Buyer shall not be liable for any claim (or series of related claims) for indemnification where the amount of Damages with respect to such claim (or related claims) does not exceed the De Minimis Amount (and the amount of such Damages with respect to unrelated claims shall not be aggregated for purposes of clause (B));
(B)    Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds the Deductible and then only to the extent of such excess; and
(C)    Buyer’s maximum liability for all such Warranty Breaches shall not exceed the Cap; or
(ii)    any breach of covenant or agreement to be performed by Buyer pursuant to this Agreement (other than a covenant or agreement made or to be performed pursuant to Article 8); or
(iii)    (A) Amounts allocated to Buyer pursuant to Section 8.01; (B) Apportioned Obligations allocated to Buyer pursuant to Section 8.03; and (C) Buyer’s share of Transfer Taxes as set forth in Section 8.04.
(c)    For tax purposes, any indemnification payments made pursuant to this Section 11.02 shall be treated as an adjustment to the Closing Purchase Price.

Exhibit 10.2

Section 11.03. Third Party Claim Procedures. Notwithstanding anything herein to the contrary, the procedures in this Section 11.03 do not apply to any claim or demand for Taxes (which shall be subject to the procedures set forth in Section 11.04).
(a)     The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.
(b)    Except as provided below, the Indemnifying Party shall be entitled to control and select counsel (subject to the Indemnified Party’s right to reasonably object) for such defense at its expense.
(c)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, the settlement is in excess of the maximum liability set forth in Section 11.02, or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party. Notwithstanding the foregoing, (i) the Indemnifying Party shall not be entitled to assume such control, and shall be responsible for the fees and expenses of the Indemnified Party’s counsel, if the Indemnifying Party shall have failed, within 15 Business Days after receipt of a Notice in respect of the applicable Third Party Claim, to assume the defense of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim and (ii) the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party’s counsel if (A) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnifying Party or (B) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest absent representation by the Indemnified Party by its own counsel (provided that the Indemnifying Party shall

Exhibit 10.2

not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel).
(d)    Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 11.04. Tax Contest. (a) If any claim or demand for Taxes in respect of which an indemnity may be sought pursuant to Section 11.02 is asserted in writing against an Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party of such claim or demand within 10 days of receipt thereof, or such earlier time that would allow the Indemnifying Party to timely respond to such claim or demand, and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that the failure to give such prompt notice shall not relieve the Indemnifying Party of any of its obligations under this Section 11.04, except to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party may discharge, at any time, its indemnification obligation under this Section 11.04 by paying to the Indemnified Party the amount of such claim for Taxes, calculated on the date of such payment.  The Indemnifying Party may, at its own expense, participate in and, upon notice to the Indemnified Party, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit).  If the Indemnifying Party assumes such defense, the Indemnifying Party shall have the sole discretion as to the conduct of such defense; provided, however, that the Indemnifying Party may not settle, abandon or compromise any such claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement, abandonment or compromise would reasonably be expected to materially and adversely affect the Indemnified Party. The Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  Whether or not the Indemnifying Party chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.
(b)     Any payment by the Indemnifying Party of indemnified Taxes pursuant to Section 11.02 shall be made in immediately available funds at least two Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, not later than 10 days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating that any Damages have been paid by the Indemnified Party and the amount thereof and of the indemnity payment requested.
Section 11.05. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying

Exhibit 10.2

Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.
Section 11.06. Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of (i) any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any deductible or any expenses incurred in securing such recovery), and (ii) any Tax benefit arising from the incurrence or payment of any such Damages, which shall be netted against any Damages payable under Section 11.02 by the Indemnifying Party, or repaid by the Indemnified Party, only if, as and when such Tax benefit is actually realized in cash or a reduction in Taxes otherwise due. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any deductible or expenses incurred by such Indemnified Party in collecting such amount.
(b)    The Indemnifying Party shall not be liable under Section 11.02 for any (i) punitive Damages (except to the extent included in any Third Party Claim) or (ii) consequential Damages, including for lost profits, that, in the case of this clause (ii), are remote or not reasonably foreseeable (except to the extent included in any Third Party Claim).
(c)    Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage for any Damages payable under Section 11.02, provided that the expenses of such efforts shall be borne by the Indemnifying Party and such efforts will not limit the timing or amount of Damages payable under Section 11.02 during pendency of such insurance claims.
Section 11.07. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party that is not a current or former client, customer, employee, officer or director of Buyer and its Affiliates (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by applicable Law or contract, assign such of its rights to proceed against the Potential Contributor as

Exhibit 10.2

are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
Section 11.08. Exclusivity. After the Closing, Section 11.02 and Section 13.12 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.04, 7.12, 9.02(b) and 9.02(g) and Article VIII) or other claim arising out of this Agreement or the transactions contemplated hereby, except in the case of common law fraud relating to claims made in respect of the representations or warranties contained herein.

ARTICLE 12
TERMINATION
Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Seller and Buyer;
(b)    by either Seller or Buyer if the Closing shall not have been consummated on or before the first anniversary of the date hereof (the “Long-Stop Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Closing to be consummated by such date;
(c)    by either Seller or Buyer if consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any Government Entity having competent jurisdiction; or
(d)    by either party, if the other party breaches or fails to perform or comply with its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.03(a) or (b) or Section 10.01(a) or (b), as applicable, and (ii) cannot be or has not been cured within forty-five (45) days after the giving of written notice to the other party of such breach; provided that the such breach or failure was not caused by or substantially contributed to by the terminating party and the terminating party is not then in breach of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of a condition set forth in Section 10.03(a) or (b) or Section 10.01(a) or (b), as applicable.
The party desiring to terminate this Agreement pursuant to Section 12.01(b), Section 12.01(c) or Section 12.01(d) shall give written notice of such termination to the other party.

Exhibit 10.2

Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any Affiliate, stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure to perform a covenant or agreement contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of any intentional failure or breach. The provisions of this Section 12.02 and Sections 7.10, 13.03, 13.05, 13.06, 13.07, and 13.09 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 12.01.
ARTICLE 13
MISCELLANEOUS
Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by e-mail) and shall be given, if to Buyer, to:
Invesco Ltd.
1555 Peachtree Street NE
Atlanta, Georgia 30309
Attention: Kevin M. Carome, Esq.
E-mail: kevin.carome@invesco.com
and
Attention: Loren M. Starr
E-mail: loren.starr@invesco.com
with a copy (which copy shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Nicholas G. Demmo
E-mail: NGDemmo@wlrk.com
if to Seller, to:
Guggenheim Capital, LLC
330 Madison Avenue
New York, New York 10017
Attention: Jerry W. Miller
E-mail: Jerry.Miller@guggenheimpartners.com

Exhibit 10.2

and

Guggenheim Capital, LLC
227 West Monroe Street
Chicago, Illinois 60606
Attention: Chief Legal Officer, Guggenheim Capital, LLC

with a copy (which copy shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: John H. Butler
E-mail:     john.butler@davispolk.com
or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 13.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Buyer and Seller shall each bear and pay 50% of the costs and expenses incurred in connection with seeking and obtaining the consents of the ETF Funds pursuant to Section 7.05, including in connection with the filing, printing and mailing of notices, proxy solicitation materials and other communications in connection therewith.

Exhibit 10.2

Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns subject to the following sentence. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto provided that Buyer may assign any of its rights and obligations under this Agreement to a wholly-owned Subsidiary of Buyer; provided further that no such assignment by Buyer shall relieve Buyer of any of its obligations hereunder.
Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 13.06. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.
(b)    EACH OF BUYER AND SELLER HEREBY IRREVOCABLY DESIGNATES CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY

Exhibit 10.2

TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.
Section 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 13.09. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
Section 13.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Government Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Exhibit 10.2

Section 13.11. Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer or Seller, as applicable and (ii) the disclosure by Seller or Buyer, as applicable of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller or Buyer, as applicable that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
Section 13.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 13.06, in addition to any other remedy to which they are entitled at Law or in equity.

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INVESCO LTD.
By:	/s/ Loren M. Starr
Name:Loren M. Starr
Title:Senior Managing Director and Chief Financial Officer

[Signature Page to Transaction Agreement]

Exhibit 10.2

GUGGENHEIM CAPITAL, LLC
By:	/s/ Brian T. Sir
Name: Brian T. Sir
Title: Chief Operating Officer

[Signature Page to Transaction Agreement]